                  PAPER A

                   Building Opportunity,
                   Building a Stronger Ontario
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                2006 ONTARIO BUDGET

                                                    BUILDING OPPORTUNITY, BUILDING A STRONGER ONTARIO

Introduction
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         Opportunity is the foundation upon which society-- and the economy-- is built. The government wants every Ontarian to have a fair opportunity to succeed. It is the right thing to do for Ontario's families. It is the smart thing to do for Ontario's economy. Ontario's edge-- its competitive advantage-- is its people. If Ontario is to be the best it can be, each Ontarian needs to be at his or her best.

         The government must ensure Ontarians are healthy, highly skilled and well equipped to compete and win in the truly global economy of the 21st century. The government wants to ensure Ontarians can count on a sound fiscal foundation, based on a prudent and balanced approach that allows the Province to invest in future prosperity while keeping taxes competitive.

         But when the McGuinty government came to office in 2003, it inherited a health care deficit, an education and skills deficit, an infrastructure deficit and a fiscal deficit.

         The McGuinty government's first budget featured a plan to address the health care and education deficits. That plan is working. Today, family physicians are seeing more Ontarians. First-year medical school spaces will increase by 23 per cent.
         Fourteen new or upgraded magnetic resonance imaging (MRI) machines have been added to the public system. Wait times are down for key procedures, such as elective cardiac bypass surgery and radiation treatment.

         Progress is being made in Ontario's schools. About half of Ontario's students in the crucially important early grades of junior kindergarten to Grade 3 are now in classes of 20 or fewer students. Sixty-two per cent of Grades 3 and 6 students are now meeting the Provincial standard in reading, writing and math-- up from about half. There is more help for the students and the schools that need it.

         This government's second budget featured a plan to address the skills deficit by reaching higher when it comes to postsecondary education and training. That plan is working. Ontario has launched the most significant investment in higher education in a generation-- delivering 75,000 new spaces, doubling student aid, and investing $6.2 billion over five years, as announced in the 2005 Budget, in improved quality, accessibility and accountability in our universities, colleges and apprenticeship programs.

         This Budget represents the third major phase of the government's plan to strengthen the province by strengthening its people.

         It builds opportunity and equips people for success by addressing the infrastructure deficit. This Budget announces a major new one-time investment of $1.2 billion in roads, bridges and transit systems. This includes a major $838 million investment in transit in the Greater Toronto Area, enabling a bold new subway expansion to York Region, and new projects designed to fight gridlock and speed travel across Mississauga and Brampton. There is a $400 million investment in municipal roads and bridges across the province, with special emphasis on rural and northern communities.

         Ontarians can only prosper if people and goods can move efficiently across the province. Working families' quality of life improves when they spend less time in traffic.

         This initiative builds on the government's ReNew Ontario infrastructure investment plan, a more than $30 billion, five-year investment in health care, education, water and wastewater, justice, transportation and transit infrastructure.

         The McGuinty government is on track to eliminate the inherited fiscal deficit-- no later than 2008-09. The 2005-06 deficit is now projected to be $1.4 billion, down from $5.5 billion in 2003-04. The government has determined that the reserve for
         2005-06 is no longer required. A balanced budget will be achieved one year earlier in 2007-08 if the reserve is not needed.

         The credit for this progress must go to hard-working Ontarians--almost 200,000 net new jobs have been created since October
         2003.

         In 2005, again thanks to Ontarians, the economy outperformed both the average private-sector and government planning projections, resulting in revenue gains. The government has made a strategic and prudent choice to invest over 60 per cent of this additional money to pay down Ontario's transportation infrastructure deficit.

         Current private-sector forecasts for Ontario largely call for modest growth over the next few years. The impact of higher oil prices and the stronger Canadian dollar has lowered the medium-term economic growth forecast from what was in the 2005
         Budget. In an environment where the government is not introducing new taxes or tax increases, this implies modest revenue growth. The government must therefore continue to be prudent and disciplined in its approach to managing the Province's finances.

         The government is making real progress, working with Ontarians. Over 11,000 megawatts (MW) of electricity supply and conservation and demand management are expected to be in place over the next five years. Together, that is enough power to supply about five million homes.

         This Budget includes an additional $1.9 billion in funding in 2006-07 for the health sector. It supports new health care initiatives, including funding insulin pumps for young people, increased access to breast cancer and newborn screening, steps to prepare Ontario in case of an influenza pandemic, and new investments in hospitals. It builds on the government's plan for student success by achieving gains in literacy and math test scores, and higher graduation rates. This Budget includes the next steps in the McGuinty government's $6.2 billion Reaching Higher plan for postsecondary education and training, as announced in the 2005 Budget.

         The new federal government has expressed a willingness to address the fiscal imbalance between itself and the provinces and territories. The McGuinty government is optimistic about the potential positive outcome for Ontarians. The Province needs the federal government to help build a strong Ontario for a strong Canada by continuing to narrow the $23 billion gap between what Ontarians contribute to Confederation and the transfers and services that Ontarians receive in return.

         There is much more work to be done to further sharpen the province's competitive edge by strengthening its people and ensuring that every Ontarian can find opportunity.

Section I: Building Opportunity: Building a Stronger Ontario
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         Building opportunity is about investing in the foundation of the economy to increase opportunity for Ontario families and businesses.

INVESTING IN ECONOMIC INFRASTRUCTURE

         Ontario's people provide the hard work, intelligence and know-how of the economy. The province's transportation infrastructure provides the backbone of the economy. But aging and outdated infrastructure is holding Ontario back from even greater growth. Major new investments in public transit, roads, bridges and borders will help strengthen Ontario's economic advantage, ensure future business investment and stimulate job creation in the province.

         Every day, infrastructure touches Ontarians' lives. Working families need reliable public transit and roads to travel to and from home, work and school. Businesses need reliable transportation networks to produce goods and services and get them to their markets.

         Under the ReNew Ontario infrastructure investment plan, the government and its partners are investing in projects that will increase ridership of public transit, reduce commuter times, promote road safety and ease congestion at Ontario-U.S. border crossings.

         This Budget announces Move Ontario, the McGuinty government's new, one-time $1.2 billion investment in transportation infrastructure, including $838 million in new funding for public transit in the Greater Toronto Area (GTA) and $400 million in new funding for Ontario's roads and bridges in municipalities primarily outside the GTA, with special emphasis on rural and northern communities. This money is in addition to ReNew Ontario.

         The Move Ontario transit investments would enable 42 million more transit rides in the GTA, resulting in 35 million fewer car trips on Ontario roads and highways each year. The Move Ontario investments in roads and bridges could allow resurfacing of 3,000 kilometres of municipal roads or the repair of up to 800 bridges.

         Move Ontario will mean more time with family and less time commuting, a cleaner environment, improved safety, reduced business costs and a better quality of life.

         Expanded, Modern Public Transit
         The GTA plays a vital role in both Ontario's and Canada's economies. It is a centre of commerce and innovation, and at its core is Toronto, the third-largest financial centre in North America.

         With this Budget, the government is providing $838 million for the priority transit projects in the GTA-- the largest provincial investment in municipal transit infrastructure improvements in the GTA since the mid-1970s. These projects have the potential to create about 23,000 jobs.

         The Greater Toronto Transportation Authority
         The Government of Ontario will improve the planning and coordination of public transit in the GTA by:

•      introducing legislation in 2006 to establish the Greater Toronto Transportation Authority (GTTA). The proposed GTTA would help achieve the objectives of the Growth Plan for the Greater Golden Horseshoe and the Greenbelt Plan by leading the delivery of an integrated and more convenient transportation system to meet the growing needs of the GTA and Hamilton.
              The GTTA would plan, coordinate and set priorities for public transit investments and major regional roads; and

•      helping to develop the GTA Fare Card System, an integrated-ticket system that would allow people to move easily across nine municipal transit systems and GO Transit with a single fare card. The system will begin to link selected Mississauga
              Transit and GO Transit services in 2007.

         Extending the Subway to York Region
         It is time to extend Toronto's subway system into the 905 region.

         The government will provide $670 million through a Move Ontario Trust to Toronto and York Region. These municipalities will be able to use the funding for new subway construction that crosses a regional boundary in Ontario for the first time.

         This new funding would allow Toronto and York Region to extend the subway to the Vaughan Corporate Centre. A new subway would improve connections with VIVA, York Region's transit system, Brampton Transit and GO Transit. It would also provide rapid transit service to the more than 65,000 individuals commuting to York University. York University is currently the second-largest generator of single-person auto use in the GTA, next to Pearson International Airport. Furthermore, the extension will reduce congestion on the Yonge line and make more effective use of the Spadina line by diverting approximately 10 per cent of passengers from the Yonge line. In February 2005, Toronto City Council reaffirmed that the extension of the Spadina/University subway to Steeles Avenue is the City's top priority for subway expansion.

[Map showing the proposed transit extension.]

         A subway into York Region will provide a direct benefit to the increasing number of residents of Toronto, York and surrounding regions. The population of York Region alone has grown by more than 50 per cent over the past 10 years. Travel during the morning peak period across the Toronto-York boundary has increased almost as fast northbound (52 per cent), as it has southbound (78 per cent), between 1986 and 2001.

         Once the subway extension is up and running, ridership is expected to be 80,000 to 100,000 trips every day, eliminating
         67,000 to 83,000 car trips each day.

         The Province will explore financial tools to assist the City of Toronto and York Region with their share of the cost of this expansion. This will include a role for the private sector and the use of innovative financing strategies to help fund the project from projected growth in property taxes. For example, the Province intends to introduce legislation to enable tax increment financing for this initiative. This new municipal fiscal tool would be introduced on a pilot basis, allowing for a prudent review of its use in an Ontario context.

         In addition to the Provincial and municipal investments, expanding the subway will require support from the federal government. The provincial government welcomes the February 24 statement from federal Finance Minister Jim Flaherty that "we need to address the infrastructure issues, including transit, including the highways. Making sure that goods and services can move effectively in the Greater Toronto Area and all of southern Ontario...is important for Ontario, it's important for
         Canada, it's important for our economic life."(1)

         The Province will also provide $1 million in funding through Move Ontario towards an environmental assessment relating to the future of the Scarborough subway.

         As well as the Move Ontario investment, the Province is providing a one-time $200 million transit investment to the City of
         Toronto. The City will be able to use this funding to support subway operations.

         The Province, in collaboration with the federal government and the City of Toronto, is investing over $1 billion in the
         City's transit priorities, such as the TTC State of Good Repair program.

         These transit funding measures, combined with other funding announcements, including the ability of municipalities to now use the gas tax transfer for transit operating purposes, provide multi-year increases to the City of Toronto that will significantly address its budget pressures until a long-term solution to the fiscal imbalance with the federal government is reached.

         Expanding the Brampton, Mississauga and York Region Public Transit Systems
         Separate bus rights-of-way and express lanes make it possible for buses to provide faster service, which increases ridership, makes transit travel more attractive, improves connections to other systems, reduces commute times and takes cars off the road.

         Move Ontario will enhance GTA public transit systems by:

•      providing $95 million to the City of Brampton for transit expansion. Brampton will be able to use this funding for the $280 million Brampton AcceleRide project. The project will make express transit services available on several streets, including Queen Street and Main Street. The first phase of this project would be operational by 2008;

•      providing $65 million to support public transit expansion in the City of Mississauga. The City will be able to use this funding to build the Mississauga Transitway, a $259 million project for a separate bus right-of-way along Highway 403 and Eglinton Avenue that would extend from Highways 403/407 in the west to Renforth Drive/Highway 427 in the east, with
              14 stations planned along the route. Of the total project costs, the Province will also provide $25 million in GO
              Transit investments. The Transitway would carry 5,000 to 10,000 people per hour at peak times in 2011; and

•      investing $7 million in York Region in support of future expansion. York Region will be able to use this funding for the environmental assessment and detailed planning required for Phase II of VIVA, the new express bus service connecting communities in York Region with each other and with the City of Toronto.

         The Province, in partnership with Mississauga, Brampton and York, will be making a significant contribution to transit expansion. However, the federal government must also contribute its share to ensure the successful completion of these projects.

         Supporting Transit Across Ontario
         Municipalities have indicated that ongoing, predictable funding is a top priority for improving public transit. Providing two cents of gas tax revenues is a key example of the McGuinty government's commitment to public transit in the GTA and across Ontario. The Province will provide municipalities with greater flexibility on the use of the gas tax transfer.
         Municipalities will no longer be restricted to using this funding for capital transit expansion purposes. They will now also be able to use this funding for transit-system operations.

         In addition, the government is moving forward with a new, predictable, multi-year municipal bus replacement program. This program will start in 2007 and replaces the existing Ontario Transit Vehicle Program, which will end today. To ensure existing demands are satisfied until the new program is up and running, the Province is providing $114 million to those municipalities that have placed orders for new buses or bus refurbishments.

         The government has already:

•      provided $195 million through the gas tax in 2005-06 to 110 municipalities to make improvements to 83 transit systems. By
              October 2006, the government will have fulfilled its commitment to permanently provide two cents of the gas tax each year to municipalities. After five years, this program will have delivered over $1.4 billion to public transit in
              Ontario;

•      committed $200 million towards construction of the 27-kilometre, North-South Ottawa O-Train Light Rail Transit system;

•      partnered with the federal government and municipalities, as part of ReNew Ontario, to invest $1.1 billion to improve GO
              Transit, through expanded service, new stations and fleet renewal. A recent initiative includes the $73 million investment in new railcars and buses for GO Transit, which will add 20 more bi-level railcars and 31 more highway buses, and provide seats for 6,400 more passengers. In 2005, GO Transit opened three new stations: Mount Joy, Kennedy and
              Milliken;

•      contributed $50 million, along with a matching contribution from the federal government, to the construction of Phase I of the VIVA rapid transit system. When fully implemented, Phase I is expected to increase transit ridership by 30 per cent, moving 7,000 car trips off major highways every day; and

•      invested almost $3 million, in partnership with the federal government and Waterloo Region, in studies and environmental assessment work to plan for the Region's proposed 14-kilometre light rail transit system.

         All of this investment comes after a decade of decline.

         Improving Roads and Bridges
         Ontario's roads, bridges and highways play an important role in the movement of people and goods across the province.
         Carrying more than $1 trillion in goods, provincial highways are essential to Ontario's economic advantage.

         The government has invested heavily in improvements to provincial roads, bridges and highways but there is much more to do.
         Highways must be in good repair if they are to carry goods and people quickly and safely. As well, municipalities have indicated that road and bridge repairs are a top priority. Many are struggling with the costs of maintaining municipal roads and bridges, which are critical to their local economies and quality of life.

         In this Budget, under Move Ontario, the government is providing a one-time injection of new funding to municipalities to assist them with road and bridge maintenance and construction projects across the province.

         Move Ontario will provide $400 million to help municipalities-- primarily outside the GTA, with emphasis on rural and northern communities-- address critical investment needs. This $400 million investment would support the resurfacing of almost 3,000 kilometres of two-lane municipal roads or the repair of up to 800 local bridges. Municipal projects could create up to 4,000 jobs.

         The Move Ontario investment builds on the government's programs to date in improving roads and bridges across the province.
         The government has already:

•      ensured that road and bridge projects are eligible under the $900 million Canada-Ontario Municipal Rural Infrastructure Fund
              (COMRIF);

•      enabled small communities to borrow money for road and bridge investments at lower rates and under better terms through the
              Ontario Strategic Infrastructure Financing Authority (OSIFA); and

•      provided funding for a number of small but critical ongoing programs through the ReNew Ontario infrastructure investment plan, including programs for Winter Roads, First Nations Roads, Resource Access Roads and Local Roads Boards.

         Highways
         As announced under the five-year ReNew Ontario infrastructure investment plan, the Province is continuing with investments in critical provincial highway infrastructure.

         Key investments include:

•      providing a total of $3.4 billion to improve the provincial highway network in southern Ontario and $1.8 billion for highways in northern Ontario. These investments will renew provincial highways and bridges and help address congestion and safety issues on key highway corridors;

•      widening Highway 406 from Beaverdams Road to Port Robinson Road in Niagara Region;

•      extending Highway 404 to Ravenshoe Road in East Gwillimbury in York Region;

•      extending Highway 410 from Bovaird Drive in Brampton to join Highway 10 north of Mayfield Road in Caledon;

•      widening Highway 401 from Sydenham Road to Montreal Street in Kingston;

•      widening the QEW near St. Catharines, improving safety, reducing congestion and improving border access; and

•      moving forward with the environmental assessment for the extension of Highway 427 in Vaughan.

         These new investments build on the government's progress to date to improve Ontario's highway system. The government has already:

•      invested over $2 billion in highway infrastructure since 2003;

•      constructed more than 300 lane-kilometres of new highway, relieving congestion and improving productivity;

•      repaired almost 2,500 lane-kilometres of highway since 2003, improving safety and ride quality;

•      reconstructed or repaired 152 bridges;

•      improved Highway 401 across Toronto and begun improvements in Oshawa and along the Cambridge-Woodstock corridor;

•      opened the first HOV lanes on Highways 404 and 403, relieving congestion;

•      created new interchanges on the Queen Elizabeth Way (QEW) at Third Line and Guelph Line; and

•      accelerated construction to complete the four-laning of Highways 11 and 69 to North Bay and Sudbury.

         Secure, Efficient Borders
         The Ontario economy depends on the safe and efficient movement of goods and people through Canada-U.S. border crossings.
         Over 70 per cent of Canada's total road trade with the United States by value flows across Ontario's borders. In 2004, 45 million vehicles, including nine million trucks, used Ontario's 14 border crossings with the United States.

         Improving border crossings is an essential investment in Ontario's economic infrastructure.

         The government will continue to enhance the movement of goods and people through border crossings by:

•      moving forward with the federal government and other partners, with investments of $300 million in the Windsor Gateway and
              $323 million in the Niagara and Sarnia areas to improve access to key border crossings; and

•      working with partners to complete the environmental assessment process that began in 2005 to identify the preferred location for a new Windsor-Detroit border crossing by mid-2007.

         The government's new investments build on the progress it has already made to improve border crossings. The government has:

•      accelerated the widening to six lanes of Highway 401 from Windsor to Tilbury, addressing safety concerns and improving border access;

•      completed intersection improvements at Highway 3 and Outer Drive/Walker Road in Windsor;

•      made improvements to Highway 402 near Sarnia;

•      made progress to complete the Sault Ste. Marie International Truck Route; and

•      completed, with partners, an additional lane on the Queenston-Lewiston Bridge and added new lanes on Highway 405 to reduce congestion.

         Research and Innovation, and Electricity Infrastructure
         In addition to new investments in public transit, roads, bridges, highways and borders, the government is supporting other important infrastructure projects that invest in people, create opportunity and build Ontario's economy.

         Research and Innovation
         In a highly competitive global environment, Ontario's future prosperity will increasingly depend on the economy's ability to innovate. Research is a fundamental source of new ideas-- the raw material of innovation. Ontario's researchers produce some of the best science in the world.

         The creation of a new Ministry of Research and Innovation, led by Premier McGuinty, demonstrates the government's commitment to research and innovation as a key element of Ontario's economic advantage.

         The government continues to invest in infrastructure to support research and innovation with its $300 million commitment, announced in the fall of 2004, for projects in Ontario's universities and hospitals through the Ontario Research Fund.

         In addition, the Province has recently invested in other research infrastructure projects, including over $13 million towards the Waterloo Research and Technology Park, $10 million towards the McMaster Innovation Park, and $44 million towards the new Medical and Related Sciences (MaRS) Discovery District in Toronto, which helps move discoveries from the laboratory to the marketplace. The government is supporting the development of Phase II of the MaRS Discovery District with an additional contribution of $16.2 million in 2005-06. (For a fuller discussion of the government's nearly $1.7 billion research and innovation initiatives, see Paper B, Building Ontario's Economic Advantage.)

         Electricity Supply
         The government has initiated one of the most ambitious building programs in North America for new electricity generation.
         Electricity supply projects have been announced with investments from government-owned Ontario Power Generation (OPG) and private- sector investors totalling $11 billion. At the peak of construction activity, there will be over 5,000 workers directly employed at these projects, plus many thousands more working in factories supplying equipment and materials to the projects.

         Investments in new and refurbished generation facilities will ensure Ontario continues to benefit from a secure, reliable, stable and affordable supply of electricity. As well as providing for an increase in energy supply, the government has made conservation a central element in its comprehensive energy plan. Two immediate and measurable conservation targets have been set: a five per cent reduction in projected peak electricity demand in Ontario by 2007, and a 10 per cent reduction in the government's own electricity use by 2007. (For more information, see Paper B, Building Ontario's Economic Advantage.)

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NEW ELECTRICITY SUPPLY                                                                                       INVESTMENT
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Renewable Energy Supply                                                                                    $2.7 billion
Clean Energy Transfer Initiative with Manitoba                                                             $0.1 billion
New Gas-Fired Generation                                                                                   $3.0 billion
Niagara Tunnel                                                                                             $1.0 billion
Bruce Power Refurbishment Implementation Agreement                                                        $4.25 billion
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Total                                                                                                     $11.0 billion
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Note: Numbers may not add due to rounding.
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SELECTED OTHER INFRASTRUCTURE INVESTMENTS TO DATE

      Under Stage 1 of Good Places to Learn, over $500 million in urgent repairs and construction, including boiler, window and roofing repairs or replacements, are underway at more than 1,600 schools.
      Committed over $160 million with the federal government to support 35 municipal water and wastewater infrastructure projects through Intake One of the Canada-Ontario Municipal Rural Infrastructure Fund.
      Invested $11 million in 2005-06 to begin construction of 55 new group-home spaces and 90 specialized-care residential spaces for adults with developmental disabilities in 70 municipalities.
      Invested $2 million to begin work on two new centres for youth in conflict with the law in the GTA and Sault
     Ste. Marie.
      Invested over $6 million in 2005-06 to expand Ontario's forest firefighting capacity by building fire management facilities in Chapleau and Greenstone.
      Investing up to $23 million to expand and refurbish the Pembroke Courthouse.
      Invested almost $40 million in the revitalization of Toronto's waterfront.
      Invested $34 million in 2005-06 for 281 energy conservation projects in government buildings.
      Provided $60 million in 2005-06 to colleges and universities to improve and maintain classrooms and laboratories, and to purchase and modernize equipment used in college training programs.
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(1)  The Canadian Press, February 24, 2006.

Section II: Building Opportunity for People
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         Every Ontarian needs the opportunity to succeed-- opportunity that begins with education. Ontario's future prosperity depends on the education, skills and health of its people.

GETTING RESULTS IN EDUCATION

         Early Learning: Best Start
         Children need the best start in life to achieve their full potential. The McGuinty government's goal is to ensure that children in Ontario are ready and eager to achieve success in school through high-quality child care and early learning opportunities, and by lowering class sizes from junior kindergarten to Grade 3.

         In the 2005 Budget, the Ontario Government began Best Start, an ambitious plan to ensure that children arrive ready to learn on their first day at school in Grade 1. Best Start was to fund 25,000 new licensed child care spaces by 2007-08 and make child care more affordable to thousands of low- and middle-income families through expanding and redesigning child care fee subsidies.

         Ontario achieved significant progress in 2005-06 in implementing its Best Start vision. Municipalities have already received sufficient funding to create over 14,000 new licensed child care spaces and a significant number of new subsidies to assist parents with the cost of licensed care.

         To support the Best Start vision, the Province signed the Early Learning and Child Care (ELCC) agreement with the federal government that was to provide Ontario with $1.9 billion over five years. Regrettably, the new federal government has given notice to terminate this agreement, taking away $1.4 billion intended for child care spaces and fee subsidies for working families. Without sustained federal support, the Province cannot enhance and expand the child care system as originally planned. As stated in the 2005 Budget, "Without these federal transfers, Ontario will not be able to move aggressively in investing in this important area."

         Given the elimination of federal ELCC funding after 2006-07, the Province will use the final federal payment to support the child care system. The government will allocate $63.5 million per year over the remaining life of the original agreement, from 2006-07 to 2009-10.

         The Province will also work with municipalities to continue to urge the federal government to reconsider and honour the ELCC agreement.

         Success for Students

[Pie chart showing the 2006-2007 program expenses with education hightlighted.]

         Making publicly funded education the best education is essential to building a bright and promising future for all
         Ontarians. It also helps Ontario build the best workforce.

         The McGuinty government is focusing on two key results for students. The first is high levels of achievement in literacy and math for every student before age 12. Students who do well in the early grades are far more likely to complete high school and participate in postsecondary education. In fact, 62 per cent of the province's Grades 3 and 6 students are now reaching the provincial standard, up from just half a few years ago. The government has funded 2,400 additional elementary school teachers over the past two years, so that half of Ontario students in junior kindergarten to Grade 3 are now in classes of
         20 or fewer students. The second is to increase the graduation rate. Progress is being made; the percentage of high school students who graduate within five years has risen to 72 per cent in 2004-05, up from 68 per cent the previous year.

         The government has set ambitious targets on these key results for students. Through its education agenda, the government is working to increase the percentage of Grade 6 students performing at or above the standard on the provincial reading and math tests to 75 per cent by 2008 and to increase the proportion of high school students who graduate within five years to
         85 per cent by 2010.

         To help achieve its key results for students, the government has already funded 4,300 additional elementary and secondary school teachers over the past two years.

         To make further progress on these key results, the government's support for Ontario's school boards in the 2006-07 fiscal year will grow by $424 million to $11.2 billion.

[Graph showing average per-student funding covering the years 2001-2002 to 2004-2005 with projections through to 2008-2009.]

         The government is building on its plan for student success by working closely with its education partners. In 2006-07, the government is:

•      continuing its plan, first announced in the 2004 Ontario Budget, to make substantial investments in education. By the
              2008-09 school year, the Province will provide $18.2 billion in Grants for Student Needs (GSN) funding to school boards, an increase of $2.6 billion, or more than 16 per cent, compared to 2003-04 levels. Average per-student funding will increase by more than $1,375, or 18 per cent, to almost $9,300 during this period;

•      increasing GSN funding to school boards in 2006-07 by more than
              $400 million from the previous year, to $17.3 billion. School boards are funded through a combination of education property tax revenues and direct transfers from the Province;

•      providing more than $200 million in 2006-07, beyond funding provided through GSN, for specific programs to increase literacy and math levels and high school graduation rates;

•      creating a leadership institute to support principals and other system leaders in focusing on success for students;

•      implementing the next steps in achieving a cap of 20 students per class for junior kindergarten to Grade 3, including the hiring of more elementary school teachers;

•      implementing measures in 2006-07 to support continued improvement in literacy and math outcomes, including targeted assistance to low-performing schools;

•      introducing new measures in 2006-07 to implement the Learning to 18 strategy, including the creation of partnerships between high schools, the community and postsecondary programs to help students achieve success;

•      continuing to support school boards to undertake additional projects, including school construction, facility repairs and renewal, under Phase II of the $4 billion Good Places to Learn initiative announced in February 2005;

•      working closely with school boards to review board business practices and implement strategies to ensure the effective use of education funding. For example, the Province is helping school boards work collaboratively to reduce costs in purchasing, transportation and capital planning; and

•      reforming special education by focusing on good outcomes for all students.

         The government is making progress and delivering results. It has already:

[Bar chart showing the percentage of grade 3 students who have achieved provincial standards in reading, writing and math for
2001-2002 through to 2004-2005.]

•      funded 2,400 new elementary school teachers over the past two years, resulting in smaller class sizes in more than
              2,100 schools and remaining on track to reduce class sizes to 20 students per class in junior kindergarten to Grade 3.
              This was accomplished through an investment of $126 million in the 2005-06 school year on top of $90 million provided the previous year;

•      supported safe and healthy schools by adding another 600 specialist elementary school teachers in 2005-06 to help struggling students, to teach physical education, music and the arts, and to ensure that students receive a well-rounded education, through an investment of $39 million;

•      provided support to help students achieve gains in the Provincial literacy and math tests in each of the past two years. In 2004-05, the percentage of Grade 3 students meeting Provincial standards increased by nine percentage points for reading and math, and by six percentage points for writing compared to
              2002-03. The Grade 6 students improved by seven percentage points for reading and math, and by five percentage points for writing over the same period;

•      established turnaround teams of experts in literacy and math who provided support to students in 100 schools that fell below the provincial average on literacy and math tests;

•      completed training of 16,000 Lead Teachers in literacy and math-- the equivalent of four teachers for each elementary school;

•      invested $89 million in the 2005-06 school year to support the high school success strategy. This strategy has added 1,300 new high school teachers, providing every high school with a student success teacher to ensure that struggling students get the supports they need to succeed;

•      increased the percentage of students in 2004-05 who graduate from high school within five years to 72 per cent, compared to
              68 per cent the previous year; and

•      funded designated leaders in each school board to develop and coordinate programs for at-risk youth and invested $18 million per year in 2004-05 and 2005-06 for innovative programs designed to increase graduation rates.

INVESTING IN POSTSECONDARY EDUCATION AND TRAINING

         Ontario's progress depends on the skills and knowledge of its people. Ontario will only be at its best when every Ontarian has the opportunity to achieve his or her full potential.

         Ontario's colleges and universities must equip people for success by preparing them to generate the ideas, products and jobs that will ensure future prosperity.

         Reaching Higher: The McGuinty Government Plan for Postsecondary Education

[Pie chart showing the 2006-2007 program expenses with postsecondary education and training hightlighted.]

         The 2005 Budget announced the McGuinty government's historic $6.2 billion cumulative investment in postsecondary education D]
         by 2009-10.

         The purpose of Reaching Higher is to improve access by helping to ensure that every qualified Ontarian has the opportunity to participate in postsecondary education; to improve quality by improving teaching, research and the student experience;
         and to improve accountability through multi-year agreements with institutions.

         Reaching Higher is creating real positive change. It will double spending on student aid. It will guarantee that students who receive government student loans of more than $7,000 a year to finance their education will have the excess amount forgiven. It will increase direct operating funding to universities and colleges by 35 per cent and deliver about 75,000 new spaces for students. It will support innovative research in cutting-edge fields.

         Ensuring Greater Access
         The Reaching Higher plan enhances student aid and other access funding so that no qualified Ontario student will be prevented from attending Ontario's public postsecondary institutions because of inadequate financial resources or other barriers.

         The next part of the Reaching Higher plan will:

[Bar chart showing improvements in student assistance under the McGuinty government for grants and loans by parental income.]

•      implement additional enhancements to student financial assistance for
              2006-07 and beyond by increasing loans and grants for low- and middle-income students and ensuring debt levels are manageable and predictable, benefiting 145,000 students. These enhancements will:

      make tuition Access Grants available to students from middle-income families, by more than doubling the income threshold for a family with two children from about $35,000 to $75,000, benefiting 27,000 more students, bringing the total number of beneficiaries to nearly 60,000 in September 2006;

      raise book and supply allowances for the first time since the mid-1980s so that 75 per cent of student aid recipients will have their actual book costs covered, compared to 13 per cent previously, benefiting 138,000 students;

      continue to ensure that student debt is limited to $7,000 per completed year through the Ontario Student Opportunity Grant;

      implement an "Access Window" website in 2007-08 to allow students to identify costs and all sources of financial aid in the institution and program of their choice;

•      introduce a regulated tuition framework starting in 2006 under which each institution will be held to an average five per cent overall increase in tuition per year and will be required to demonstrate improvements in quality and access;

      under the plan, average tuition increases for the coming year will be limited to about $100 for almost 90 per cent of college students and about $200 for almost 70 per cent of university students;

•      provide an additional $15 million in 2006-07 to small, northern and rural colleges to improve access to high-quality programs in their communities, rising to $20 million by 2007-08; and

•      continue to increase student assistance funding and make further enhancements in future years.

-------------------------------------------------------------------------------------------------------------------------
ONTARIO STUDENT ASSISTANCE PLAN (OSAP) ENHANCEMENTS

2004-05:
      Enhancements to OSAP made to harmonize with earlier federal changes included changes to the definition of an
     "independent student," extending OSAP to "protected persons," waiving residency requirements for new immigrants, introducing debt reduction for borrowers experiencing difficulty in repayment, and reducing parental contributions.
      About 50,000 students are benefiting from one or more of these changes.

2005-06:
      2005-06 improvements consisted of new Access Grants for up to 32,000 low-income students, increasing the weekly loan limit, reducing contributions from middle-income parents, recognizing computer costs and improving loan repayment assistance where needed.
      At least 135,000 students from low- and middle-income families have already benefited from one or more of these enhancements in 2005-06 and they will continue to benefit throughout their studies, where eligible.

2006-07:
      Access Grants will be extended to middle-income families with incomes of up to $75,000, benefiting 27,000 additional students, bringing the total number of beneficiaries to nearly 60,000 in September 2006.
      75 per cent of student aid recipients, compared to 13 per cent previously, will have their actual book and supply costs covered, benefiting 138,000 students.
      Debt will continue to be limited to $7,000 per completed year of study.
      145,000 students are expected to benefit from one or more of these new enhancements in 2006-07.
-------------------------------------------------------------------------------------------------------------------------

         Reaching Higher has already improved access by:
---------------------------------------------------------------------------------------------------------------------------------------

•      providing $0.2 billion in new investments in 2005-06 to enhance student financial assistance. These changes benefited at least 135,000 low- and middle-income students in 2005-06;

•      providing $48 million in 2004-05 and $115 million in 2005-06 to colleges and universities to compensate them for lost revenue during the two-year tuition freeze. This funding is now built into the operating grants;

•      through the new Ontario Trust for Student Support, providing $50 million annually to match funds raised by colleges and universities to establish endowments for student financial assistance;

•      providing $10 million in 2005-06 to enhance access services and establish advisory committees to suggest ways to improve participation in postsecondary education by underrepresented groups. This will rise to $55 million by 2009-10 to support new access initiatives;

•      providing small, northern and rural colleges with $10 million in additional funding in 2005-06 to increase access to high-quality programs in their communities, bringing special access funding to $52 million in 2005-06; and

•      establishing a new community-based nursing education pilot program for 24 students in Dryden, Kenora, Sioux Lookout and Fort
              Frances, offered jointly by Confederation College and Lakehead University.

         Improving Quality
         The Reaching Higher plan encourages postsecondary institutions to achieve the highest standards in teaching, research and the student learning experience.

         The government has enshrined the link between quality and postsecondary education in law through legislation that establishes the Higher Education Quality Council of Ontario (HEQCO). This independent body will ensure continued improvement of the postsecondary education system by monitoring quality in the sector, access to postsecondary education and the accountability of institutions. The Council will undertake research on the student experience, quality, participation and access, and will advise government on the best way to measure performance and institutional collaboration. HEQCO will also help provide enhanced transparency and accountability in the sector through regular public reports on results flowing from the government's investments.

         Reaching Higher will continue to improve quality by:

[Bar chart showing operating grants to colleges and universities under the Reaching Higher program covering the year 2004-2005 with projections through to 2009-2010.]

•      enhancing college and university operating grants in 2006-07 by
              $736 million over base funding in 2004-05. The new operating investment will be 35 per cent higher than 2004-05 base funding by 2009-10, and will result in more faculty-student contact time; high-quality classrooms, libraries and laboratories; and better learning environments;

•      continuing to expand graduate education supporting innovative research through $70 million in funding in 2006-07, growing to
              $220 million annually by 2009-10, which will result in 14,000 new spaces; and

•      through Quality Improvement funding, increasing faculty, purchasing additional resources and improving student support services at colleges and universities to accommodate higher enrolment and improve student success.

         Reaching Higher has made progress towards improving quality. The government has already:

•      provided $211 million to colleges and universities in 2005-06 under the Quality Improvement Fund based on the principle that every dollar will result in improvement and that institutions will be held accountable;

•      improved the quality of and access to medical education by providing $95 million in new funding by 2009-10 to create 104 new first-year spaces at medical schools, including in Mississauga, Kitchener-Waterloo, St. Catharines and Windsor.
              Combined with 56 new medical spaces created in 2005 at the Northern Ontario School of Medicine, there will be a 23 per cent increase in first-year enrolment at Ontario medical schools;

•      established the Ontario Research and Innovation Council to advise on and coordinate research priorities and allocate funding based on these priorities;

•      provided $250 million in special one-time funding in 2004-05 to colleges and universities to improve and maintain classrooms and laboratories, and to purchase and modernize equipment used in college training programs; and

•      allowed universities to apply for Ontario Strategic Infrastructure Financing Authority (OSIFA) loans. OSIFA has begun accepting applications from Ontario universities for low-cost, longer-term and fixed-rate loans to build and renew a variety of university infrastructure projects, such as academic teaching facilities, research facilities, student residences, day-care facilities, and recreation and sport facilities.

         Greater Accountability
         The government's goal is to monitor the quality and performance of the postsecondary education sector by setting targets and measures.

         Under Reaching Higher, the government will continue to enhance accountability by:

•      implementing multi-year Accountability Agreements, which set out quality improvement targets with all postsecondary institutions, commencing in 2006-07; and

•      improving public reporting of system-wide performance and results.

         Reaching Higher has enhanced accountability. The government has already:

•      negotiated interim Accountability Agreements between the government and all postsecondary institutions for 2005-06;

•      passed into law the Higher Education Quality Council of Ontario Act, 2005; and

•      amended the Freedom of Information and Protection of Privacy Act to make Ontario's universities subject to the Act's provisions, ensuring that publicly funded postsecondary institutions are transparent and accountable to the people of
              Ontario, while respecting academic freedom and competitiveness.

         Enhancing Skills Training
         The McGuinty government's goal is to provide effective and relevant skills training and other labour-market services, where and when they are needed-- because every Ontarian needs access to the tools that are necessary to succeed. Creating a skilled, adaptable workforce will better meet job requirements and keep Ontario industries competitive. The government also wants to improve access to economic opportunities for the most vulnerable, including the unemployed, the underemployed, new
         Canadians, the working poor and social assistance recipients.

         Three landmark agreements covering immigration and labour-market services, signed in November 2005 with the Government of
         Canada, bring needed resources to assist Ontarians with skills training and finding better jobs. These new agreements will make available $1.2 billion in funding annually by 2009-10 to support training and employment services for Ontarians. They will form part of a comprehensive $2.1 billion Jobs and Skills Renewal Strategy, as will the innovative skills programs and new approaches to service delivery that Ontario announced in the last two budgets. (Details of this strategy are outlined in
         Paper B, Building Ontario's Economic Advantage.)

         The government is continuing to enhance its skills training plan by:

•      using the new and transferred resources under the three Canada-Ontario agreements to accelerate the expansion and improvement of Ontario's programs and, along with enhanced federal services negotiated by Ontario, provide more and better labour-market services for Ontarians. Ontarians will benefit from integration of services and from reduced duplication and streamlined program delivery through a one-stop approach, making it easier for people to find the programs they need;

•      launching a new immigration portal to provide new Canadians and prospective newcomers with better information on the Ontario labour market;

•      implementing a pilot Provincial Nominee Program to allow Ontario to identify and recruit skilled immigrants, and concluding a Temporary Foreign Worker Agreement with the federal government to enable employers to bring in skilled workers in areas of pressing need; and

•      increasing annual funding to the Newcomer Settlement Program by $1.2 million, or over 25 per cent, to $5.3 million in
              2006-07, to provide funding to community-based organizations to enable them to help newcomers become established more quickly.

         The government is delivering results in the area of skills training. It has already:

•      provided $11.7 million in new investment annually to expand apprenticeship, targeting 26,000 new entrants to apprenticeship each year by 2007-08 and bringing total support to apprenticeship to over $100 million annually;

•      introduced an Apprenticeship Training Tax Credit to encourage employers to hire and train more apprentices, providing a tax credit of up to $15,000 over the first three years of an eligible apprenticeship;

•      expanded language and training programs for new Canadians to help them bridge to jobs that make full use of their skills.
              This includes $27 million in 2005-06 for the International Medical Graduate program to fund up to 200 opportunities per year, up from 90 in 2003, for foreign-trained physicians to be assessed and trained in family medicine and needed specialty areas; $21 million in 2005-06 for bridge training programs for other trades and professions; and $51 million in 2005-06 for English- and French-as-a-Second-Language classes for adults;

•      begun implementation of $20 million, provided under Reaching Higher in the 2005 Budget, to expand services to prospective apprentices and new Canadians; and

•      provided $219 million in 2005-06 for employment and training activities for about 200,000 social assistance recipients to help them gain economic independence, including a new JobsNow pilot program.

BETTER ACCESS TO BETTER HEALTH CARE

         Innovation in health care is crucial to ensure that Ontario has a system that is constantly improving.

[Pie chart showing the 2006-2007 program expenses with health highlighted.]

         Investing in better health care for the people of Ontario continues to be one of the McGuinty government's top priorities.
         A publicly funded health care system defines, in part, what it is to be Canadian. It is one of the ways that Canadians care for one another.

         To address this priority, the government's investment in health and health care will grow by an additional $1.9 billion to
         $35.4 billion in 2006-07, rising to $38.8 billion in 2008-09-- $5.3 billion above the 2005-06 level.

         Ontario's health system also provides a competitive advantage for Ontario: the cost of employer-paid health-related benefits is lower, rapidly rising health care costs are much less of a factor in private-sector labour disputes, and universal health care coverage promotes labour mobility. This helps attract investment and jobs, especially in light of the soaring cost of private medical insurance.

         As one of its first accomplishments, the McGuinty government introduced and passed the Commitment to the Future of Medicare
         Act, 2004, which protects and improves universal public medicare. The act enshrines into law the five principles of medicare
        -- universality, portability, comprehensiveness, public administration and accessibility-- and adds a sixth principle:
         accountability. The act ensures that every Ontarian has an equal right to quality health care, based on need.

         Health Care Innovation in Ontario
         The government has recognized that money alone is not the answer. As well as investing an additional $8.2 billion cumulatively over the past two years, the government has introduced legislation to promote integration and cost-effectiveness, and will continue to work with providers and other stakeholders to ensure the system's sustainability for future generations. At the same time, key investments continue to ensure the system's responsiveness to the needs of
         Ontarians today.

         This approach-- balancing the need for a sustainable system with key investments to achieve better results-- is transforming health care and the health care system in Ontario in many ways, with innovation in:

•      primary care in Ontario through interdisciplinary teams, providing greater access to a broader range of care closer to home;

•      the governance of the system through the establishment of Local Health Integration Networks (LHINs) that facilitate greater local-level planning and community engagement;

•      the management of resources in the system through implementing supply-chain leading practices and streamlining back-office functions;

•      improved surgical efficiency in hospitals through the creation of expert coaching teams; and

•      the creation of new critical care teams in hospitals that will bring the Intensive Care Unit to patients, wherever they may be in the hospital.

         Keeping Ontarians Healthy
         With this Budget, the government is further enhancing health promotion and illness prevention by:

•      providing $12 million in 2006-07, growing to $30 million in 2008-09, to fund the purchase of insulin pumps and related supplies for young people with Type 1 diabetes. This investment will improve the quality of life for Type 1 diabetics and will help prevent the onset of serious illness;

•      providing total funding of almost $35 million in 2006-07, growing to $42 million in 2008-09, to the Ontario Breast Screening
              Program to increase access to screening for women between the ages of 50 and 74. This funding will support the completion of over 320,000 screens in 2006-07, growing to approximately 385,000 screens in 2008-09;

•      investing $7 million annually to enhance the Newborn Screening Program by expanding the number of diseases for which Ontario screens and by supporting the creation of a new state-of-the-art screening facility at the Children's Hospital of
              Eastern Ontario;

•      implementing the Ontario Health Plan for an Influenza Pandemic that will increase the government's stockpile of antivirals and emergency supplies and equipment to protect health care workers and their patients;

•      providing almost $1.5 million to the AIDS 2006 Toronto Host Secretariat in support of the XVI International AIDS Conference to take place in Toronto in August 2006. This funding will be used to support the core operations of the conference and help ensure that Ontarians have the opportunity to participate in, and benefit from, this very important conference; and

•      strengthening the Province's public health system by increasing the Provincial share of public health costs from 65 per cent in 2006 to 75 per cent on January 1, 2007.

         The government has made progress in preventing illness and keeping people healthy. It has already:

•      added three new vaccines free of charge (chicken pox, meningococcal disease and pneumococcal disease) to the recommended schedule of routine childhood immunizations. Over the last two years, approximately 2.1 million vaccinations were provided, saving families over $600 per child;

•      passed the Smoke-Free Ontario Act in June 2005, which will prohibit smoking in all enclosed public places and workplaces as of May 31, 2006. The government also launched the Smoke-Free Ontario campaign, which includes tobacco protection, prevention and cessation programs;

•      created the Ministry of Health Promotion in June 2005. The Ministry is working closely with its partners and all levels of government to develop an integrated approach to good health, including chronic disease prevention, physical activity, sport development, injury prevention and mental wellness initiatives;

•      promoted comprehensive healthy and active living initiatives that target two primary risk factors for chronic disease:
              physical inactivity and unhealthy eating. The government is working with its partners to make healthy eating choices easier and to increase physical activity participation to 55 per cent by 2010; and

•      established the Communities In Action Fund (CIAF) to help bring about a physical-activity and community-sport culture in
              Ontario. The $5 million fund is helping more than 100 local and provincial not-for-profit organizations provide and enhance opportunities for physical activity and community sport and recreation.

         Improving Access
         The government will continue to improve access to doctors, nurses and other health professionals by:

•      increasing the number of Family Health Teams (FHTs) to 150 by 2007-08 to provide access to primary health care services for approximately 2.5 million Ontarians. So far, the government has announced 100 FHTs across Ontario and will announce the remaining 50 FHTs early in 2006-07;

•      implementing a comprehensive Nursing Strategy that acknowledges the key role of nurses in quality health care and increases the supply of nursing professionals in Ontario through investments such as the New Graduate, Late Career, Clinical
              Simulation Equipment, and Grow Your Own Nurse Practitioner initiatives;

•      launching a comprehensive health human resource strategy to attract health care professionals to Ontario and ensure the province has the right supply and mix of health professionals;

•      investing $75 million over three years to create an additional 22 Community Health Centres (CHCs) and 17 satellites, to improve access to primary health care. When fully operational, there will be a total of 76 CHCs and 27 satellites serving 530,000 clients across the province;

•      investing an additional $300 million over the next three years to move towards a      50-50 sharing of the cost of municipal
              land ambulance services by 2008. As a result of this commitment, funding for municipal land ambulance services will reach almost $1 billion over three years, to 2008; and

•      continuing to expand the capacity of community-based health care services delivered by mental health, home care and other community-based agencies. In 2005-06, the government invested almost $1.5 billion in home care services.

         The government has made progress in improving access. It has already:

•      invested $34 million over two years in a retention program aimed at retaining late-career nurses in the profession while using their skills and experience to benefit the health care system;

•      invested over $30 million over two years to create temporary full-time positions in hospitals and long-term care homes to support new nursing graduates;

•      provided $20 million over two years for clinical simulation equipment that provides nurses with hands-on clinical practice as part of their undergraduate training;

•      invested approximately $27 million in 2005-06 for International Medical Graduate (IMG) training, assessment and support--a more than 50 per cent increase in funding from the previous year. This funding supports up to 200 IMGs a year in various levels of training and assessment positions;

•      introduced the Traditional Chinese Medicine Act to regulate services provided by traditional Chinese medicine and acupuncture practitioners. If passed, the legislation would ensure that Ontarians choosing this alternative approach to health care would receive care from certified individuals;

•      invested approximately $51 million in 2005-06 to improve access to maternity services. The funding will support 356 registered midwives and cover costs associated with the new agreement between the government and the Association of
              Ontario Midwives; and

•      improved the quality of and access to medical education by providing $95 million in new funding by 2009-10 to create 104 new first-year spaces at medical schools, including in Mississauga, Kitchener-Waterloo, St. Catharines and Windsor. Combined
              with 56 new medical spaces created in 2005 at the Northern Ontario School of Medicine, there will be room for a 23 per cent increase in first-year enrolment at Ontario medical schools.

         Shorter Wait Times for Key Services
         The wait time for elective cardiac bypass surgery has dropped from 30 days to 15 days; for elective angiography, from 23 days to 14 days; and for radiation treatment, wait times are down by more than a week across the province.

         The government will continue to shorten wait times in 2006-07 by:

[Bar chart showing operating grants to hospitals covering the year 2004-05 with projections through to 2008-2009.]

•      continuing to support sustainable growth in the hospital sector. Operating grant funding to hospitals will increase to $12.9 billion in 2006-07, $13.4 billion in 2007-08 and $14.0 billion in 2008-09;

•      providing funding for additional cancer surgery, cardiac procedures, cataract surgery, hip and knee replacements, and MRI procedures in order to further reduce wait times; and

•      further implementing the Wait Times Information System. By December 2006, this single information system will be established in approximately 55 Ontario hospitals. These hospitals perform more than 80 per cent of the key wait-time procedures.
              This system will ensure that hospitals can accurately manage and prioritize patients, and enhance their reporting on wait times.

         The government has made progress in reducing wait times. It has already:

•      increased funded hours of operation on existing MRI machines, replaced seven machines and added seven new machines to yield an additional 116,745, or 42 per cent more, MRI exams since 2003-04;

•      funded an additional 31,034 surgical procedures since 2004-05, including 3,114, or seven per cent, more cancer surgeries;
              5,247, or 20 per cent, more hip and knee replacement surgeries; 15,675, or 15 per cent, more cataract surgeries; and
              almost 7,000, or seven per cent, more cardiac procedures;

•      established wait-time access targets in five key areas-- cancer surgery, cardiac bypass surgery, cataract surgery, hip and knee replacements, and MRI and CT scans. These targets were developed after consultation with clinical experts from across Ontario;

•      begun reporting hospital-specific wait-time data on a bimonthly basis that can be searched by geographic location and by specific service or procedure;

•      committed to invest $148 million over three years to fund three cancer drugs to treat the early stages of breast cancer, lung cancer and prostate cancer; and

•      invested approximately $775 million of federal medical equipment funding since 2003-04 to purchase equipment, such as CT scanners, and ultrasound and X-ray machines, that will improve access and reduce wait times for Ontarians. This investment also includes equipment, such as bed lifts, safety alarms, stretchers and call systems, which improves working conditions for nurses and other health care workers.

         Modernizing Health Infrastructure
         The government's goal is to modernize Ontario's health infrastructure by updating equipment and expanding the capacity to cope with a growing and aging population.

         The government will continue to make progress towards this goal by:

•      funding additional hospital service quality and expansion projects beyond the 65 new hospital projects approved as part of
              ReNew Ontario;

•      issuing Requests For Proposals for 11 of the 65 new hospital projects in 2006-07, worth $2 billion, through Infrastructure
              Ontario in the following communities: Ajax/Pickering, Belleville, Hamilton (two projects), London (two projects),
              Mississauga, Sarnia, Sault Ste. Marie, Sudbury and Toronto;

•      providing $85 million in 2006-07 for cancer care equipment and repair and rehabilitation of hospitals; and

•      spending $31 million over three years to support the relocation of a significant component of the Central Public Health
              Laboratory in Toronto and address new and upgraded infrastructure required for other regional public health laboratories, including the relocation of the regional health laboratories in Thunder Bay and London. This will enable the government to better respond to known and emerging threats to public health.

         These investments are in addition to a number of health infrastructure projects already underway. The government has already:

•      invested over $250 million in 2005-06 to modernize, renew and expand Ontario's hospitals, including the start of construction at the new Regional Health Centre in Peterborough and a major redevelopment project at the Ottawa Hospital;

•      invested $35 million in 2005-06 as part of a 10-year strategy to provide stable funding to support cancer radiation equipment upgrades and replacements;

•      provided over $40 million to improve community-based health care facilities, which provide services ranging from residential treatment to outpatient therapy and counselling; and

•      completed 675 new and redeveloped approximately 2,100 existing long-term care beds in 2005-06 as part of a program to expand and modernize the long-term care sector to address the health care needs of Ontario's growing and aging population. To date, the Province has created over 19,000 new beds and redeveloped almost 11,000 existing beds in Ontario's long-term care homes.

         Efficiency and Accountability
         The government's goal is to increase efficiency and accountability as the Province moves towards a health care system that is more locally managed, streamlined, cost-effective and focused on results for patients.

         The government will continue to improve efficiency and accountability by:

•      working with the 14 LHINs as they assume their roles and responsibilities. LHINs are a key component of the government's plan for changing the health system to ensure people receive the care they need now and in the future. Through improved integration and the coordination of services, LHINs will create a more effective, accountable and sustainable health care system;

•      introducing new legislation to fulfil the government's commitment to strengthen standards in long-term care homes, improve care, and ensure residents' safety and dignity;

•      engaging in formal consultations in 2006-07, through the Ontario Seniors' Secretariat, with the goal of establishing a new regulatory framework for strengthening standards of care in Ontario's retirement homes; and

•      working with hospitals to ensure that all 152 organizations balance their budgets while maintaining high-quality care. By the end of 2005-06, it is anticipated that up to 139 of the 152 public hospitals will have signed Hospital
              Accountability Agreements that clearly define the responsibilities of hospitals and the government, and commit the hospitals to balancing their operating budgets.

         The government has already taken significant steps to improve efficiency and accountability. It has:

•      enacted the Local Health System Integration Act, 2006, which is an important step towards a more integrated health care system and better patient care;

•      announced multi-year funding for individual hospitals for the first time in Ontario's history. This provides individual hospitals with the funding certainty required to enhance their longer-term planning; and

•      partnered with over 100 hospital and health care institutions across the province in various OntarioBuys-funded projects to improve their supply-chain practices and processes. The result is that these institutions are able to free up valuable time and resources to improve service levels and support the delivery of better patient care.

BUILDING OPPORTUNITY FOR ALL

[Pie chart showing the 2006-2007 program expenses with children's and social services highlighted.]

         The McGuinty government recognizes that, in order to ensure that each and every Ontarian can participate in Ontario's prosperity, it must ensure that the appropriate support and opportunities are available for all Ontarians.

         Only when youth are given the right support in their communities and schools will they seize the opportunity to succeed.
         Only when the most vulnerable citizens receive the services and other supports they need will they be able to benefit from
         Ontario's prosperity. And only when families have the support they need to secure the most basic of needs, and to make the transition from social assistance to paid employment, will they be able to contribute fully to a strong and growing economy.

         To address these challenges, the government's investment to support Ontario's at-risk youth and vulnerable adults and families will grow by an additional $218 million to $10.3 billion in 2006-07, rising to $10.6 billion by 2008-09.

         In addition to the initiatives described below, the government is creating a Jobs and Skills Renewal Strategy that will build the opportunity for more Ontarians to upgrade their skills and participate more fully in the economy.

         At-Risk Youth
         The government is investing in new supports for at-risk youth by:

•      establishing the Youth Challenge Fund, chaired by Mike "Pinball" Clemons, which will provide up to $45 million in Provincial and private-sector funding beginning in 2006-07 to support community-led programs in Toronto that offer young people positive alternatives to guns and gangs;

•      enhancing the Learning to 18 strategy through:

      the addition of a new Specialist High-Skills Major to the Ontario Secondary School Diploma;

      the expansion of cooperative education programs;

      the introduction of new coordination efforts and formal links between high schools and postsecondary education, including allowing students to earn college, apprenticeship and university credits as part of their high school program; and

•      providing more than $28 million in the first three years of a new Youth Opportunities Strategy to expand employment and training programs and support the hiring of new outreach workers in at-risk communities, first in Toronto, and then expanding to additional communities across the province, including Windsor, Ottawa, London, Hamilton and Thunder Bay.

         The government has already:

•      invested $23 million over three years in Ontario schools for a Bullying Prevention Strategy;

•      provided $20 million annually for the Community Use of Schools program to increase access to schools after hours to not-for-profit groups at reduced rates;

•      announced a $51 million Enhanced Anti-Gun and Gang Violence Strategy, including funding to help police and prosecutors investigate and prosecute gun crimes;

•      launched ACTIVE2010, providing $17 million for sports and recreation activities;

•      provided $500,000 to the City of Toronto for a second consecutive year for its Jobs-For-Youth program to help about 300 youth from high-risk neighbourhoods get summer jobs; and

•      provided additional loans and new grants to low-income students to help increase access to postsecondary education and training.

         Adults and Families
         The government has introduced a number of initiatives to assist working-age adults in making the transition from social assistance to employment, to support persons who are least able to care for themselves, and to improve income support for low-income adults and families.

         Transition from Social Assistance to Employment
         The government is continuing to improve programs that help working-age adults make the transition from social assistance to paid employment by:

•      investing $4 million in a new Employment Innovations fund, which will engage employers in expanding job opportunities for
              Ontario Disability Support Program (ODSP) and Ontario Works (OW) recipients.

         This investment builds on the government's previous initiatives that support the transition to work. The government has already:

•      increased and simplified the OW and ODSP earnings exemption rates to 50 per cent on all earnings, providing a better incentive for clients to work and easing the transition from social assistance to employment;

•      extended health benefits, for six months for people exiting OW and indefinitely for those exiting ODSP for employment, unless employer health benefits are available;

•      increased the maximum deduction for informal child care costs for OW and ODSP from $390 to $600 per month;

•      created a new employment benefit of up to $500 to help OW recipients who obtain full-time employment pay for job-related expenses, such as uniforms and transportation, and created a new monthly cash allowance for ODSP clients to help cover their expenses when they find jobs;

•      implemented JobsNow, a pilot project that helps people who have been receiving social assistance for more than 12 months re-enter the job market, by providing access to job opportunities and longer-term job retention supports; and

•      provided scheduled increases in the minimum wage, reaching $8 per hour in 2007.

         Developmental Services and Other Supports for the Vulnerable
         With this Budget, the government is making key investments to improve the lives of persons with developmental disabilities, low-income seniors and other vulnerable people in our society by:

•      increasing funding by almost $80 million in 2006-07 for services for people with developmental disabilities, which will expand residential services and community supports, help support agency operating costs, increase supports to families caring for family members and expand day programs. All together, this represents more than a 16 per cent increase in developmental services funding since 2003-04;

•      providing increased services for children with special needs through additional funding of $10 million;

•      increasing funding to domiciliary hostels-- places of board or lodging for people who need supervision of their daily living activities-- by $7 million in 2006-07 and developing common service standards;

•      providing a two per cent increase in 2006-07 to both the Comfort Allowance for low-income seniors in long-term care homes and the Personal Needs Allowance for social assistance recipients in care facilities;

•      providing an additional $11 million in 2006-07 to enhance interpreter and intervenor services for people who are deaf, hard of hearing, or deaf-blind; and

•      proposing another enrichment to the Ontario Property and Sales Tax Credits so that seniors who receive the guaranteed minimum level of income from governments would get the full benefit of the credits.

         These investments build on previous initiatives to help those most in need of support. The government has already:

•      increased funding for services for people with developmental disabilities by $110 million between 2003-04 and 2005-06 to create 390 residential spaces, reduce wait lists by 85 per cent for special services at home and provide up to 1,000 new day programming spaces for young adults with developmental disabilities who are leaving school. In addition, as part of the overall increase in funding, developmental services agency base funding was increased by $20 million to help support operating costs, and enhance safety and security;

•      protected tenants by setting rent-increase guidelines and setting up a Provincial Rent Bank to help low-income tenants pay short-term arrears;

•      provided more than $127 million in 2005-06 for emergency shelters and homelessness programs, including programs to move people from the street to emergency accommodation, to move people from hostels to permanent accommodation, and to assist individuals to remain in permanent accommodation;

•      invested approximately $68 million in a comprehensive Domestic Violence Action Plan, with better community supports to protect victims and focus on public education, early intervention, and prevention;

•      reinvested $42 million in National Child Benefit (NCB) savings in Children's Treatment Centres and Children's Mental Health.
              In 2004-05, the Province spent about $57 million and $328 million to support these services, respectively;

•      beginning in 2004-05, provided a three per cent increase to the Comfort Allowance for seniors in long-term care homes and the Personal Needs Allowance for social assistance recipients in care facilities; and

•      enriched the Ontario Property and Sales Tax Credits for seniors by increasing the underlying property tax credit amount for seniors by 25 per cent, from $500 to $625 beginning in 2004, and increasing the income threshold at which senior couples' benefits are reduced beginning in 2005.

         Improved Support for Social Assistance Recipients
         The government is improving income security programs for low-income adults and families by:

[Bar chart showing the increases in income for Ontario Works recipients from 2003-2004.]

•      increasing social assistance basic needs and maximum shelter allowances for recipients of OW and ODSP by two per cent. This will provide an additional $33 million in benefits in 2006-07 and
              $80 million in 2007-08 and beyond to social assistance recipients. Municipalities will not be required to share the cost of the increase in 2006.

      For a single parent with two children receiving the maximum OW benefit, this increase would provide $276 annually, in addition to his or her OW rate increase of $396 in 2004-05. Combined, the increases mean that this same family would have $672 more in 2006-07 than it would have had in 2003-04.

•      making permanent the flow-through of the July 2004, 2005 and 2006 increases to the National Child Benefit Supplement (NCBS).
              This will provide an additional $56 million in 2006-07 and $75 million in 2007-08 to families receiving social assistance.

      This means that a single parent on OW with two children would retain $948 more in income in 2006-07 than he or she would have in 2003-04.

      The increases in social assistance benefits combined with the flow-through of increases to the NCBS mean that the same single parent with two children on OW will have $1,620 more in income in 2006-07 than he or she would have had in
                  2003-04. This is equivalent to a 15.7 per cent increase in income from these sources over the same period.

         The government has made progress in helping to enhance income support for low-income Ontarians. The government has:

[Bar chart showing the Ontario Child Care Supplement for Working Families benefits for a single parent with two children under the age of seven by family income level.]

•      implemented a three per cent increase in social assistance benefits in 2004-05 and flowed through increases to the NCBS since July 2004;

•      restored the nutritional allowance for pregnant women receiving social assistance;

•      eliminated the lifetime ban on social assistance for those who commit welfare fraud;

•      implemented policies that provide greater future educational opportunities for social assistance recipients; and

•      reinvested $135 million in NCB savings into the Ontario Child Care
              Supplement for Working Families (OCCS). The OCCS is a $200 million earnings- supplement program for low- and moderate-income working families with young children that is designed to promote attachment to the labour force.

         Affordable Housing
         A new Canada-Ontario Affordable Housing Program Agreement between the federal and provincial governments will result in a significant investment in affordable housing. The two levels of government will each provide $301 million, with additional contributions from municipal governments. This new agreement will bring the overall investment in affordable housing to at least $734 million. The investments will provide:

•      approximately 15,000 new affordable housing units, including housing for victims of domestic violence, for persons with mental disabilities, and for those in northern and remote communities;

•      approximately 5,000 housing allowances for eligible lower-income families;

•      a home ownership fund to provide capital subsidies to eligible homebuyers with low to moderate incomes; and

•      the creation of the Ontario Mortgage and Housing Initiative to assist developers of affordable housing with low-cost, long-term financing for new rental and supportive housing units.

Section III: Ontario's Medium-Term Economic and Fiscal Outlook
---------------------------------------------------------------------------------------------------------------------------------------

         The government's investments in education, health, infrastructure and a strong economy rely on a strong fiscal foundation.
         In 2003-04, the Province of Ontario recorded a $5.5 billion deficit. This was the result of a prolonged period where annual growth in Provincial spending exceeded annual growth in Provincial revenue.

[Graph showing Ontario's medium-term fiscal plan from 2003-2004 with projections through to 2008-2009.]

         By introducing a responsible and disciplined approach to fiscal planning, this government has quickly made progress towards balancing the Province's budget. The 2004-05 deficit was $1.6 billion--a $3.9 billion improvement over the 2003-04 deficit.
         Higher revenues, combined with lower interest on debt expense, have given the government the flexibility to invest further in key priority areas and still improve upon the 2005 Budget deficit projection for 2005-06 of $2.8 billion. In addition, the $1.0 billion reserve, included to protect the achievement of the government's fiscal target in 2005-06, is no longer required. As a result, this Budget projects an interim deficit forecast of $1.4 billion for 2005-06-- a $186 million improvement from 2004-05, and a $1.4 billion improvement on the 2005 Budget projection.

         The government remains committed to achieving its fiscal targets. The Province's fiscal plan includes historic and long-term PHIC OMITTED]
         investments in infrastructure, postsecondary education and training, education, health, and programs for Ontario's vulnerable and at-risk youth, while eliminating the deficit no later than 2008-09. The medium-term fiscal outlook confirms the deficit targets established in the 2005 Budget-- $2.4 billion in 2006-07, $1.5 billion in 2007-08 and eliminated in
         2008-09. A balanced budget will be achieved one year earlier if the $1.5 billion reserve is not required in 2007-08.

KEY ELEMENTS OF ONTARIO'S MEDIUM-TERM FISCAL PLAN

         The Fiscal Transparency and Accountability Act, 2004 sets out a number of criteria that the Province's fiscal plan must meet. The purpose of these criteria is to ensure the highest level of transparency and accountability in fiscal planning and reporting.

         Since this legislation came into effect in December 2004, the government has consistently met the requirements under the act, advancing the yardsticks on transparency and accountability. More information, timely reporting and increased disclosure about fiscal and economic risks and sensitivities have strengthened public and investor confidence in the fiscal outlook provided by the government.

         The act requires the Ontario Government, when it plans for a deficit, to outline a recovery plan to balance the budget. The key elements of the government's fiscal plan to eliminate the deficit by 2008-09 at the latest include:

•      making disciplined decisions that hold the annual rate of growth in total spending to 3.0 per cent on average over the medium term-- much less than the 4.7 per cent average annual rate of growth in total revenue;

•      promoting a strong economy by investing in Ontario's infrastructure, health care, education, and postsecondary education and training;

•      working constructively with the federal government towards a principled and sustainable set of federal-provincial fiscal arrangements that will narrow the $23 billion gap;

•      responsibly maintaining a cautious and prudent fiscal planning process, including an annual reserve; and

•      finding $750 million in program review savings by 2007-08, of which $407 million has already been identified.

MEDIUM-TERM ECONOMIC AND REVENUE OUTLOOK

         Ontario's fiscal plan is inextricably linked to the outlook for economic performance. In a fiscal plan with no new taxes or tax increases, economic growth largely determines the amount by which taxation revenues will increase. At the same time, aspects of economic performance, such as employment, incomes and consumer prices, affect Provincial expense on social services. Interest rates can have a significant impact on Ontario's economy and on the cost of financing the government's debt.

         Ontario is expected to record sustained economic growth over the forecast horizon. Despite the challenges arising from the global economic environment, private-sector forecasters all project ongoing economic growth for Ontario, with real gross domestic product (GDP) growth forecasts averaging 2.6 per cent in 2006, 2.6 per cent in 2007 and 3.1 per cent in 2008.

         High oil prices, a strong Canadian dollar and higher interest rates are expected to restrain economic growth in 2006. As the
         Ontario economy adjusts to the changing global economic environment, growth is expected to improve over the medium term.

-------------------------------------------------------------------------------------------------------------------------
ONTARIO ECONOMIC OUTLOOK
(PER CENT)
-------------------------------------------------------------------------------------------------------------------------
                                                        Actual                                Forecast
                                             ------------------------------ ---------------------------------------------
                                                       2004          2005e           2006            2007           2008
                                             --------------- -------------- -------------- --------------- --------------
                                             --------------- -------------- -------------- --------------- --------------
Real GDP Growth                                         2.7            2.7            2.3             2.5            2.9
Nominal GDP Growth                                      4.9            5.3            4.5             4.3            4.7
Unemployment Rate                                       6.8            6.6            6.3             6.2            6.1
CPI Inflation                                           1.9            2.2            2.1             1.8            1.8
-------------------------------------------- --------------- -------------- -------------- --------------- --------------
-------------------------------------------------------------------------------------------------------------------------
e = Ministry of Finance estimate for real and nominal GDP growth.
Sources: Statistics Canada and Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------------

         The global economic environment could unfold in a variety of ways, which could significantly influence Ontario's economic growth over the next few years. For example, private-sector forecasts for the Canadian dollar in 2008 range from 81.6 to
         88.6 cents US, and for oil prices from $41.70 to $56.10 US per barrel.

-------------------------------------------------------------------------------------------------------------------------
KEY EXTERNAL FACTORS AFFECTING ONTARIO'S ECONOMY
AVERAGE PRIVATE-SECTOR FORECAST
-------------------------------------------------------------------------------------------------------------------------
------------------------------------------------- ---------------------------- ------------------------------------------
                                                            Actual                             Forecast
                                                  ---------------------------- ------------------------------------------
                                                          2004           2005          2006          2007           2008
                                                  ------------- -------------- ------------- ------------- --------------
                                                  ------------- -------------- ------------- ------------- --------------
Canadian Dollar (Cents US)                                76.8           82.5          86.6          86.9           85.9
Crude Oil ($ US per Barrel)                               41.4           56.5          60.5          56.6           49.9
U.S. Real GDP Growth (Per Cent)                            4.2            3.5           3.4           3.0            3.1
3-month Treasury Bill Rate (Per Cent)                      2.2            2.7           3.9           4.1            4.3
10-year Government Bond Rate (Per Cent)                    4.6            4.1           4.3           4.6            5.2
------------------------------------------------- ------------- -------------- ------------- ------------- --------------
-------------------------------------------------------------------------------------------------------------------------
Sources: Bank of Canada, New York Mercantile Exchange, U.S. Bureau of Economic Analysis, Blue Chip Economic Indicators
(March 2006) and Ontario Ministry of Finance Survey of Forecasts (March 2006).
-------------------------------------------------------------------------------------------------------------------------

         Given the uncertainty inherent in making projections, it is appropriate for the government to be cautious in its fiscal planning. One aspect of this caution is the economic growth forecasts. For the purposes of this Budget, Ontario real GDP growth is projected to be 2.3 per cent in 2006, 2.5 per cent in 2007 and 2.9 per cent in 2008, below the average private-sector forecast in every year. This Ontario economic outlook suggests fairly modest revenue growth in the near future, reinforcing the need for a prudent and disciplined approach to new expenses.

         For more information on Ontario's economic outlook, see the Appendix to Paper B, Ontario's Economic Outlook.

-------------------------------------------------------------------------------------------------------------------------
MEDIUM-TERM REVENUE OUTLOOK
($ BILLIONS)
-------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------- --------------- -------------- -------------------------------
                                                                  Interim           Plan             Outlook
                                                                                          -------------------------------
                                                                                          --------------- ---------------
                                                                  2005-06        2006-07         2007-08         2008-09
                                                           --------------- -------------- --------------- ---------------
Taxation Revenue
    Personal Income Tax                                              21.0           21.7            22.9            24.3
    Retail Sales Tax                                                 15.5           16.2            17.1            18.0
    Corporations Tax                                                  9.7            9.8            10.2            10.5
    Ontario Health Premium                                            2.4            2.6             2.7             2.8
    All Other Taxes                                                  11.0           11.0            11.4            11.5
                                                           --------------- -------------- --------------- ---------------
                                                           --------------- -------------- --------------- ---------------
Total Taxation Revenue                                               59.7           61.3            64.2            67.1
Government of Canada                                                 13.2           13.6            14.9            15.3
Income from Government Enterprises                                    4.2            3.9             4.1             4.3
Other Non-Tax Revenue                                                 6.8            7.0             7.0             7.3
                                                           --------------- -------------- --------------- ---------------
                                                           --------------- -------------- --------------- ---------------
Total Revenue                                                        83.9           85.7            90.3            94.0
---------------------------------------------------------- --------------- -------------- --------------- ---------------
-------------------------------------------------------------------------------------------------------------------------
Note:  Numbers may not add due to rounding.
-------------------------------------------------------------------------------------------------------------------------

         Total revenue is forecast to increase by $1.8 billion or 2.1 per cent in 2006-07. In 2008-09, total revenue is projected to be $94.0 billion, an increase of $8.2 billion over the 2006-07 forecast of $85.7 billion, representing annual growth averaging 4.7 per cent.

         Taxation Revenue is forecast to increase by $1.5 billion or 2.6 per cent in 2006-07 and by $5.8 billion between 2006-07 and
         2008-09, with annual growth averaging 4.7 per cent. This is consistent with nominal GDP average annual growth of 4.5 per cent over the 2006 to 2008 period. This forecast includes no new taxes or tax increases.

•      The Personal Income Tax and Ontario Health Premium revenue forecasts are consistent with the outlook for rising employment, wages and incomes.

•      Retail Sales Tax revenue growth projections are based on the forecast for increased household and business spending.

•      Corporations Tax revenue increases are based on the forecast for growth in pre-tax corporate profits over the 2006 to 2008 period, and reflect the government's decision to accelerate the capital tax rate cut.

•      The forecast for revenue from all other taxes is based on the outlook for economic growth outlined in the Appendix to Paper
              B, Ontario's Economic Outlook.

         Transfers from the Government of Canada are forecast to rise by $0.4 billion or 2.7 per cent in 2006-07, largely due to higher transfers under existing agreements, and new transfers under the 2005 Canada-Ontario Agreement and the Labour Market
         Development Agreement. This increase in 2006-07 is fairly modest based on the final revenue being realized in 2005-06 from past federal Canada Health and Social Transfer Supplements and Medical Equipment Funds. Government of Canada transfers are projected to increase by $1.7 billion between 2006-07 and 2008-09, with annual growth averaging 6.0 per cent. This forecast is based on existing federal-provincial agreements and funding commitments, including the 2005 Canada-Ontario Agreement.
         Government of Canada transfers for Early Learning and Child Care are not included in the revenue outlook from 2007-08 onwards due to the new federal government's announced termination of the agreement.

         Income from Government Enterprises is forecast to decline by $0.3 billion or 6.9 per cent in 2006-07 and then increase over the forecast period. This forecast is based primarily on information provided by government business enterprises. The
         2006-07 decline is due to lower net incomes from the Ontario Lottery and Gaming Corporation (OLGC), Ontario Power Generation
         (OPG) and Hydro One. The OLGC net income decrease in 2006-07 is largely due to competitive pressures on border casinos. OPG and Hydro One's combined net income is expected to decrease in 2006-07 from the higher-than-expected net income in 2005-06, which was partly the result of higher electricity demand and prices during the unusually hot summer. In addition, OPG's
         2006-07 net income is projected to decrease as a result of the government's strategic decision to help Ontario's consumers by improving electricity price stability and by extending for three years and initially lowering the transitional revenue limit on most of OPG's unregulated output. The combined net incomes of government business enterprises are projected to increase over the medium term.

         Other Non-Tax Revenue is forecast to increase by $0.2 billion, or 2.7 per cent, in 2006-07, and by $0.3 billion between
         2006-07 and 2008-09, with annual growth averaging 2.2 per cent. Other Non-Tax Revenue includes a variety of revenue sources, such as reimbursements to the Province for services; government licences, permits and other fees; revenue from sales and rentals; and Crown resource royalty payments to the Province. Non-tax revenue sources tend to be mainly influenced by demographic factors, revenue policies and cyclical factors that affect some revenues, such as royalties from Crown timber.

FEDERAL TRANSFER PAYMENTS

         Federal transfer payments are a key element in determining the financial resources that Ontario can allocate to its priorities. This year, federal transfers will constitute 16 per cent of Ontario's total revenues. The revenue from these federal transfers plays a vital role in ensuring the Province has the ability to support economic growth and deliver quality public services.

         Effective Partnerships
         Over the last few years, the federal government has made significant investments in transfers to provinces to begin to address cuts made during the mid-1990s. The vast majority of this funding has been directed to health care. The most important of these increases in health transfers was the funding for the reduction of wait times in priority areas and guaranteed annual increases in the Canada Health Transfer (CHT). These federal investments, agreed to at the September 2004
         First Ministers' Meeting on health care, do not represent a permanent solution to Ontario's health funding challenge.
         However, this funding is an essential element in Ontario's ongoing efforts to meet the significant challenges posed by the rapidly growing demands of the Province's health care sector. It will be essential to maintain and increase the current growth of federal transfers, as well as manage growth in health care spending, to prevent any erosion of health care in
         Ontario.

         Ontario and the federal government have also made progress in addressing the gap between federal revenues collected in
         Ontario and the transfers and services that Ontarians receive in return from the federal government, determined to be $23 billion in 2004.

         In May 2005, Ontario and the federal government reached an agreement that committed the federal government to invest $5.75 billion over five years in Ontario. These investments were to be targeted at the areas of higher education, labour-market development, immigrant settlement, cities, housing, infrastructure, climate change, implementing a single corporate tax collection system, and harmonizing federal and provincial meat inspection. In the 2005 federal Fall Economic and Fiscal
         Update, this commitment was extended by one year, increasing the funding to Ontario to $6.9 billion.

         Ontario welcomes the new federal government's commitment to uphold the 2005 Canada-Ontario Agreement.

         The revenue and expense impacts of the 2005 Canada-Ontario Agreement for 2006-07 to 2008-09 have been built into Ontario's medium-term fiscal plan where the money is to flow directly to the Government of Ontario. Ontario will work with the federal government to finalize the timing of the remaining funding under the Agreement.

REVENUE FROM 2005 CANADA-ONTARIO AGREEMENT INCLUDED IN ONTARIO'S MEDIUM-TERM FISCAL PLAN
-------------------------------------------------------------------------------------------------------------------------

($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
------------------------------------------- ------------------ ------------------- ------------------ -------------------
                                                      2006-07             2007-08            2008-09    Three-Year Total
------------------------------------------- ------------------ ------------------- ------------------ -------------------
-------------------------------------------
Immigration(1)                                              2                   2                  2                   6
Labour Market Partnership                                  93                 108                155                 356
Corporate Tax Collection                                    -                 250                150                 400
Higher Education                                            -                 350                400                 750
Housing                                                   150                   -                  -                 150
Infrastructure                                              -                 100                100                 200
Climate Change                                             40                 140                158                 338
-------------------------------------------
------------------------------------------- ------------------ ------------------- ------------------ -------------------
Total Included in Fiscal Plan                             285                 950                965               2,200
------------------------------------------- ------------------ ------------------- ------------------ -------------------
-------------------------------------------------------------------------------------------------------------------------
(1) Annual funding to support the development of an immigration portal. Under the Canada-Ontario Immigration Agreement,
    $320 million annually by 2009-10 in newcomer services will be delivered to Ontarians by the federal government.
-------------------------------------------------------------------------------------------------------------------------

         To date, the 2005 federal commitment has resulted in three signed agreements. An Agreement in Principle for funding for cities was reached in June 2005 to help them fund their infrastructure needs. The Canada-Ontario Immigration Agreement and the Canada-Ontario Labour Market Partnership Agreement (LMPA) were reached in November 2005 to help newcomers and other
         Ontarians secure better jobs. The Immigration Agreement provides $320 million annually by 2009-10 for newcomer services, to be delivered by the federal government. The LMPA provides $314 million annually by 2009-10 for labour-market services, half to be transferred to Ontario and half to be delivered to Ontarians by the federal government.

         An agreement additional to the May 2005 commitment was concluded for other training and employment services for Ontarians.
         This Labour Market Development Agreement provides for a transfer of $582 million annually by 2007-08 in Employment Insurance funding currently spent by the federal government.

         Together, the three landmark agreements covering immigration and labour-market services will bring $1.2 billion in annual funding by 2009-10. The Ontario Government is using these funds to help create a Jobs and Skills Renewal Strategy, building on Ontario's One-Stop Training and Employment System.

         To achieve the goal of continued prosperity for the province, Ontario needs to work constructively with the federal government towards a principled and sustainable set of federal-provincial fiscal arrangements that will continue to narrow the fiscal gap. Upholding these recent agreements is a good first step towards addressing Ontario's concerns in these matters. However, increased federal funding will be necessary to implement the federal government's commitments to create a wait-time guarantee; to build and maintain a highly skilled and competitive workforce through investments in postsecondary education; to improve Canada's national infrastructure; and for important initiatives.

         Ontario is particularly encouraged by the new federal government's commitment to address the fiscal imbalance. Fiscal balance can only be realized when tax dollars raised by all levels of government are put to their most effective use in ensuring a sustainable health care system, top-notch education, and infrastructure systems and municipal services that meet the needs of the people and businesses that use them.

         Fair Treatment
         The people of Ontario expect fair treatment in all their dealings with the federal government. The new federal government must ensure that the cash in federal transfers such as the Canada Health Transfer (CHT) and Canada Social Transfer (CST) is
         provided on an equal per-capita basis. This is currently not the case and, in fact, too many federal programs and transfers are short-changing Ontarians. This is neither reasonable nor fair.

         The McGuinty government is committed to a strong, prosperous Ontario in a strong, prosperous Canada. The Government of
         Ontario will always work to strengthen Canada, but also has an obligation to defend the interests of Ontarians. The gap between what Ontarians pay to the federal government and what they receive back must be narrowed in the interest of all
         Canadians.

         Federal measures to address the fiscal imbalance must benefit the residents of Ontario as much as they benefit the residents of other provinces.

         Need for Greater Certainty in Federal Transfers
         The importance of federal transfers in defining Ontario's overall fiscal picture also means that the Province is adversely affected when it experiences downward swings in those revenues. The inability to rely on federal transfers ultimately reduces the Province's long-term capacity to invest in Ontario and its people.

[Bar chart showing the impact of the termination of the Early Learnig and Child Care Agreement by the federal government for
2005-2006 with projections through to 2009-2010.]

         The unreliability of federal-provincial agreements also diminishes the Province's ability to make particular investments.
         Ontario will be acutely affected by this concern over the next two years. In 2006-07, the lapse in one-time health care federal transfers will mean that federal support for health care in Ontario will decrease by $74 million compared to
         2005-06. Starting in 2007-08, another important program, the Canada-Ontario Early Learning and Child Care (ELCC) Agreement,
         signed in November 2005, will be affected. Under its terms, Ontario would have received $1.9 billion over five years to support Best Start, Ontario's early learning and child care program for children under age six. Given the federal government's recent notice of the termination of this agreement, Ontario is no longer able to count on $1.4 billion in funding intended for child care spaces and fee subsidies for working families between 2007-08 and 2009-10, and, consequently, this amount has been excluded from the revenue forecast outlined in this Budget. This means that without sustained federal support, the Province cannot enhance and expand the child care system as originally planned.

MEDIUM-TERM FISCAL OUTLOOK

         Consistent with the medium-term fiscal plan originally outlined in the 2005 Budget, the deficit is projected at $2.4 billion in 2006-07, falling to $1.5 billion in 2007-08 and eliminated in 2008-09. If the reserve is not required in 2006-07, the deficit is projected to be $1.4 billion. The deficit will be eliminated a year earlier if the reserve is not required in
         2007-08.

         As required by the Fiscal Transparency and Accountability Act, 2004, the following table provides details of projected revenue and expense from 2005-06 through to the 2008-09 fiscal year. Further details are included in the Appendix, Details of Ontario's Finances.

-------------------------------------------------------------------------------------------------------------------------
MEDIUM-TERM FISCAL PLAN AND OUTLOOK
($ BILLIONS)
-------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------- --------------- -------------- -------------------------------
                                                                  Interim           Plan             Outlook
                                                                                          -------------------------------
                                                                  2005-06        2006-07         2007-08         2008-09
                                                           --------------- -------------- --------------- ---------------
                                                           --------------- -------------- --------------- ---------------
Total Revenue                                                        83.9           85.7            90.3            94.0
Expense
Programs
    Health Sector                                                    33.5           35.4            37.3            38.8
    Education Sector(1)                                              11.5           12.0            12.6            12.7
    Postsecondary Education and Training Sector                       4.7            5.2             5.9             6.0
    Children's and Social Services Sector                            10.1           10.3            10.5            10.6
    Justice Sector                                                    3.1            3.2             3.2             3.2
    Other Programs                                                   13.3           11.5            11.1            11.3
                                                           --------------- -------------- --------------- ---------------
                                                           --------------- -------------- --------------- ---------------
Total Programs                                                       76.2           77.7            80.6            82.6
Interest on Debt                                                      9.1            9.4             9.7             9.9
                                                           --------------- -------------- --------------- ---------------
                                                           --------------- -------------- --------------- ---------------
Total Expense                                                        85.3           87.1            90.3            92.5
                                                           --------------- -------------- --------------- ---------------
                                                           --------------- -------------- --------------- ---------------
Surplus/(Deficit) Before Reserve                                    (1.4)          (1.4)             0.0             1.5
Reserve                                                                 -            1.0             1.5             1.5
                                                           --------------- -------------- --------------- ---------------
                                                           --------------- -------------- --------------- ---------------
Surplus/(Deficit)                                                   (1.4)          (2.4)           (1.5)             0.0
---------------------------------------------------------- --------------- -------------- --------------- ---------------
-------------------------------------------------------------------------------------------------------------------------
(1) Education sector includes Teachers' Pension Plan (TPP). Excluding TPP, total Education sector expense is projected at $11.2 billion in 2005-06, $11.6 billion in 2006-07, $12.1 billion in 2007-08 and $12.4 billion in 2008-09.
Note: Numbers may not add due to rounding.
-------------------------------------------------------------------------------------------------------------------------

MEDIUM-TERM EXPENSE OUTLOOK

         The medium-term fiscal outlook reflects new investments announced in this Budget as well as those the government made in the
         2004 and 2005 Budgets in health care, education, postsecondary education and training, Ontario's infrastructure and other priorities.

         The medium-term expense outlook continues the government's commitment to keep the overall growth in spending better aligned with revenue growth. Over the medium term, total expense will rise from $87.1 billion in 2006-07 to $92.5 billion in 2008-09
        -- an increase of $5.4 billion. Annual growth in total expense is expected to average 3.0 per cent over this period, which is less than the 4.7 per cent average annual revenue growth forecast over the medium term.

         Consolidating the Financial Results for Hospitals, School Boards and Colleges
         Starting with this Budget, the government is expanding the scope of the Province's financial reporting to include the financial results of three important public-sector partners: Ontario's 155 hospitals (including three specialty psychiatric hospitals), 104 school boards and authorities, and 24 colleges of applied arts and technology. This adjustment is consistent with revised government accounting standards issued by the Public Sector Accounting Board (PSAB) of the Canadian Institute
         of Chartered Accountants (CICA) and is fully supported by the Auditor General of Ontario. This expanded information will also be introduced to the Province's Public Accounts when they are published later this year.

         By implementing this adjustment in the 2006 Budget, the government has advanced, by one full year, the commitment made in the 2004 and 2005 Budgets to expand the Province's financial reporting to include hospitals, school boards and colleges in the 2007 Budget. Implementing this change in this Budget will make it easier to compare the 2005-06 interim fiscal outlook with the upcoming 2005-06 Public Accounts.

         In addition, along with including the financial results of these organizations in the Province's fiscal outlook, the budget presentation of expense has changed to provide details on a total expense basis, rather than differentiating between operating and capital expense. This change in presentation is consistent with PSAB accounting principles.

         More details on the impact of consolidating hospitals, school boards and colleges and the changes to the budget presentation of expense can be found in the Appendix, Details of Ontario's Finances.

         Details of Expense Outlook

         When in a deficit position, such as the one the government inherited for 2003-04, getting back to a balanced budget and achieving a fiscally sustainable position requires that spending growth over the medium term be held to a rate below that of revenue growth. Current medium-term fiscal projections indicate that total spending will grow by 3.0 per cent per year on average between 2006-07 and 2008-09, lower than the 4.7 per cent average annual growth forecast for revenue.

•      Total health sector spending, including the impact of consolidating the Province's 155 hospitals (including three specialty psychiatric hospitals), will grow by $1.9 billion in 2006-07, or 5.8 per cent, to $35.4 billion. Between 2005-06 and
              2008-09, total health spending will increase by a total of $5.3 billion.

•      Total education sector spending, including the impact of consolidating the Province's 104 school boards and authorities, will grow by $0.5 billion or 4.4 per cent, to $12.0 billion in 2006-07, increasing to $12.7 billion by 2008-09.
              Excluding Teachers' Pension Plan expense, education sector spending will grow by $0.4 billion, or 3.5 per cent, to $11.6 billion in 2006-07, increasing to $12.4 billion by 2008-09.

•      Total postsecondary education and training sector spending, including the impact of consolidating the Province's 24 colleges of applied arts and technology, will grow by $0.5 billion, or 10.5 per cent, to $5.2 billion in 2006-07, increasing to
              $6.0 billion by 2008-09.

•      Children's and Social Services sector funding will grow by $0.2 billion to $10.3 billion in 2006-07, rising to $10.6 billion by 2008-09.

•      Justice sector spending will grow by $0.1 billion or 2.9 per cent to $3.2 billion in    2006-07 and remain at that level
              throughout the medium term. This level of spending in the Justice sector represents a $0.3 billion increase in 2008-09 compared to what was provided in the 2005 Budget.

•      Other Programs spending in 2006-07 of $11.5 billion is down by $1.8 billion from $13.3 billion in 2005-06, mainly reflecting the one-time investments in the Province's economic infrastructure in 2005-06 outlined in this Budget, including the
              Move Ontario initiatives.

•      Interest on debt expense is forecast to grow by $0.5 billion between 2006-07 and 2008-09, reflecting the government's deficit targets and interest rates that are forecast to increase from historically low levels. In 2006-07, interest on debt costs will amount to roughly 11 per cent of total Provincial revenue and remain there throughout the medium term.
              This represents an improvement over 2003-04, when interest on debt expense represented 14 per cent of total Provincial revenue.

         Risks to Expense Outlook
         Containing the rate of growth in the Province's medium-term expense plan is a key element of the Province's fiscal plan.
         However, a number of expense risks and cost drivers could affect the Province's fiscal performance over the medium term.

         A key cost driver within the Province's expense outlook is the demand for programs and services that arises from changes in the economic outlook or other utilization pressures. These pressures are especially evident in the health and social services sectors. For example, a one per cent increase in Ontario Works and Ontario Disability Support Program caseloads would cost the Province an additional $40 million a year.

         The demand for health care services presents particularly significant risks. In fact, between 2000-01 and 2005-06, Ontario's total health care spending increased at an average annual rate of 7.8 per cent. By contrast, Ontario's nominal GDP growth averaged 4.3 per cent annually, and total revenue growth averaged only 4.8 per cent annually during this period. In 2006-07, the government will invest an additional $1.9 billion in Ontario's health care system (including hospitals), for a total of
         $35.4 billion, representing an annual increase of 5.8 per cent over 2005-06, much higher than the 2.1 per cent growth projected for total Provincial revenue. With this increase, total health spending will amount to 46 per cent of total
         Provincial program expense in 2006-07. Over the period from 2003-04 to 2008-09, the Province's cumulative additional investment in health care will total $34.4 billion.

         Sustained growth in health care spending at a rate that exceeds growth in revenue will crowd out available funding for other programs, services and investments, ultimately threatening the long-term economic growth potential of the province. While this Budget provides additional targeted investments in health care services, it continues the plan to lower the rate of growth in health care spending over the medium term.

         Under the enhanced reporting introduced in this Budget to include the financial results of the Province's hospitals, school boards and colleges, any overspending or underspending to the net expense by these public-sector organizations will be disclosed in the Province's financial statements and impact its bottom line. This will now be transparent to the readers of the Province's financial reports by comparing the sectors' actual net expenses to those planned for the year. While this is not a new risk, the enhanced financial reporting better reflects this risk in Ontario's financial statements.

         More details on potential risks, cost drivers and contingent liabilities are contained in the Appendix, Details of Ontario's
         Finances.

FISCAL PRUDENCE

         In addition to applying a disciplined approach to balancing strategic investments in key priority areas with a plan to eliminate the deficit, the government's medium-term fiscal plan includes prudence in recognition of the risks that could materialize as a result of changes in the economic outlook, Provincial revenues and expense, including expansion of the
         Province's financial reporting to include hospitals, schools and colleges.

         The government's medium-term fiscal plan includes reserves of $1.0 billion in 2006-07 and $1.5 billion in 2007-08 and
         2008-09 to protect the government's overall fiscal objectives and ensure the achievement of the fiscal targets outlined in this Budget. The 2007-08 and 2008-09 reserves are $0.5 billion higher than the $1.0 billion reserve included in 2006-07 to better reflect the risks and uncertain nature of medium-term fiscal projections.

MAINTAINING A PRUDENT DEBT-TO-GDP RATIO

[Graph showing the dropping projected debt to GDP ratio from 2003-2004 with projections through to 2008-2009.]

         Another key component of the government's medium-term fiscal plan is the commitment to maintain a prudent level of
         Provincial debt relative to the size of Ontario's economy as measured by nominal GDP. Ongoing debt accumulation can significantly limit the extent to which vital public services can be funded, as increasing debt charges crowd out funds available for spending on government priorities. Responsible fiscal management, therefore, needs to be long term to ensure that future generations are not burdened with a structural deficit.

         Consistent with the Fiscal Transparency and Accountability Act, 2004, Provincial debt is defined as accumulated deficit, which is the sum of all past Provincial surpluses and deficits. The expansion of the Province's financial reporting to include hospitals, school boards and colleges also means that, beginning in 2005-06, any surpluses or deficits of these organizations, which are recorded as part of the Province's surplus/deficit, are now reflected in the Province's debt-to-GDP ratio.

         Consistent with the medium-term fiscal outlook, the Province's debt-to-GDP ratio is projected to decline from 25.2 per cent in 2003-04 to 20.3 per cent in 2006-07 and 18.8 per cent by 2008-09. By achieving the 2008-09 target, the government will have reduced the Province's debt-to-GDP ratio to its lowest level in 17 years. The substantial decline in 2005-06 is primarily due to a one-time reduction of $14.1 billion to the Province's accumulated deficit resulting from the inclusion of hospitals, school boards and colleges in the Province's financial statements, reflecting the balance of the sectors' assets less their liabilities as at April 1, 2005.

KEY CHANGES SINCE THE 2005 ONTARIO BUDGET

         The government's medium-term fiscal outlook has been updated to reflect changes since the 2005 Budget.

         Taking into account the investments provided by this Budget and key changes in the revenue outlook, the 2005 Budget deficit targets remain unchanged and on track at $2.4 billion in 2006-07, falling to $1.5 billion in 2007-08, and a balanced budget in 2008-09. If the reserve is not required in 2006-07, the deficit is projected to fall to $1.4 billion. The budget will be balanced in 2007-08 if the reserve is not required in that year.

         The following table provides an overview of the key changes to the medium-term revenue and expense outlooks, and the reserve since the release of the 2005 Budget.

         Additional details on key changes to the 2005-06 fiscal outlook since the 2005 Budget are provided in Section V of this paper.

IMPACT OF KEY CHANGES TO THE MEDIUM-TERM DEFICIT TARGETS
-------------------------------------------------------------------------------------------------------------------------

($ BILLIONS)
-------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------ --------------- --------------------------------
                                                                                   Plan              Outlook
                                                                                         --------------------------------
                                                                                2006-07          2007-08         2008-09
                                                                         --------------- ---------------- ---------------
                                                                         --------------- ---------------- ---------------
Surplus/(Deficit) as per 2005 Budget                                              (2.4)            (1.5)             0.0
Key Revenue Changes Since 2005 Budget:
    Higher 2005-06 Revenues                                                         1.2              1.3             1.4
    Economic Growth Outlook                                                       (0.5)            (0.7)           (0.8)
    Early Learning and Child Care Agreement                                         0.0            (0.5)           (0.5)
    2005 Canada-Ontario Agreement and Labour Market Development                     0.4              1.5             1.6
    Agreement
    Electricity Sector-Related Revenues                                           (0.1)              0.1             0.1
                                                                         --------------- ---------------- ---------------
                                                                         --------------- ---------------- ---------------
Total Revenue Changes                                                               0.9              1.8             1.7
Key Expense Changes Since 2005 Budget:
    Additional Health Care Investments                                              0.5              0.8             0.5
    Investments in Labour-Market Training Programs                                  0.2              0.6             0.7
    Investments for Safe Communities                                                0.2              0.2             0.3
    Impact of Federal Support for Early Learning and Child Care Being             (0.2)            (0.4)           (0.4)
    Withdrawn
    Increased Assistance for Children's and Social Services Sector                  0.4              0.4             0.5
    Obligations Related to Retirement Benefits                                      0.1              0.1           (0.1)
    Other Expense Changes (Net), including Interest on Debt Savings                 0.3              0.1             0.3
                                                                         --------------- ---------------- ---------------
                                                                         --------------- ---------------- ---------------
Total Expense Changes                                                               1.4              1.8             1.7
Change in Reserve                                                                 (0.5)                -               -
                                                                         --------------- ---------------- ---------------
                                                                         --------------- ---------------- ---------------
Total Changes Since 2005 Budget                                                     0.0              0.0             0.0
                                                                         --------------- ---------------- ---------------
                                                                         --------------- ---------------- ---------------
2006 Budget Surplus/(Deficit)                                                     (2.4)            (1.5)             0.0
Reserve                                                                             1.0              1.5             1.5
                                                                         --------------- ---------------- ---------------
                                                                         --------------- ---------------- ---------------
2006 Budget Surplus/(Deficit) Before Reserve                                      (1.4)              0.0             1.5
------------------------------------------------------------------------ --------------- ---------------- ---------------
-------------------------------------------------------------------------------------------------------------------------
Note:    Numbers may not add due to rounding.
Source:  Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------------

         Total projected revenues are higher throughout the medium term than projected in the 2005 Budget. Major changes include:

•      higher 2005-06 revenues-- largely Personal Income and Corporations Tax-- result in a higher base upon which growth is applied, increasing the taxation revenue forecast for 2006-07 onwards. The increase in 2005-06 taxation revenues above projection was primarily due to higher revenues from processing 2004 tax returns and stronger 2005 economic growth;

•      the current economic growth forecast-- notably slower Ontario real GDP growth in each year from 2006 through 2008, has reduced the taxation revenue outlook from 2006-07 through 2008-09;

•      Government of Canada transfers under the Early Learning and Child Care Agreement are no longer included in the revenue outlook for 2007-08 onwards due to the new federal government's notice of termination of the agreement;

•      Government of Canada transfers consistent with the 2005 Canada-Ontario Agreement and the Labour Market Development Agreement
              increase the revenue outlook from 2006-07 to 2008-09; and

•      revenues from the electricity sector are lower in 2006-07, largely reflecting the government's strategic decision to improve electricity price stability for Ontario consumers by extending for three years and initially reducing the transitional revenue limit on most of OPG's unregulated output. In 2007-08 and 2008-09, electricity sector revenue is slightly higher, reflecting a revised forecast of the electricity market.

         Major changes to the medium-term expense outlook since the 2005 Budget include:

•      total health care sector spending will be $0.5 billion higher in 2006-07, $0.8 billion higher in 2007-08 and $0.5 billion higher in 2008-09, compared to what was projected at the time of the 2005 Budget. These additional investments will be used to invest in key health care services;

•      additional funding of $0.7 billion in 2008-09 will be provided for the postsecondary education and training sector mainly to expand and enhance apprenticeships, labour-market integration of recent immigrants, literacy and basic skills, workplace skills development, and services for Aboriginal Peoples and others facing labour-market barriers. These investments largely reflect federal funding provided under the Labour Market Partnership Agreement and the Labour Market Development
              Agreement;

•      the government will provide an additional $0.3 billion in 2008-09 to the justice sector to ensure Ontario's communities are safer through investments in key priorities such as the Enhanced Anti-Gun and Gang Violence Strategy;

•      Ontario will use the last federal payment in 2006-07 from the Early Learning and Child Care (ELCC) Agreement to support the child care system. Under the terms of the agreement, Ontario was to receive $1.9 billion over five years to support early learning and child care programming for children under the age of six. Ontario will now need to lower planned additional Provincial spending on child care by $0.2 billion in 2006-07 and by $0.4 billion in 2007-08 and 2008-09;

•      this Budget also supports Ontario's most vulnerable included in the children's and social services sector by providing an additional $0.4 billion in 2006-07, growing to $0.5 billion in 2008-09, compared to what was provided at the time of the
              2005 Budget, mainly to provide additional funding for developmental services, permanently flow through the July 2004,
              2005 and 2006 increases in the National Child Benefit Supplement to social assistance recipients, and increase social assistance benefits by two per cent;

•      an increase in expense of $0.1 billion in 2006-07 and 2007-08 for obligations related to retirement benefits for the Ontario
              Public Service and the Teachers' Pension Plan resulting from revised estimates of expense based on updated actuarial information; and

•      other expense will rise by $0.3 billion in 2006-07, $0.1 billion in 2007-08 and $0.3 billion in 2008-09, including the impact of lower interest on debt costs arising from continued cost-effective debt management and lower interest rates than were forecast at the time of the 2005 Budget.

         Consistent with past practice, the reserve has been reduced to $1.0 billion in 2006-07 to reflect the upcoming Budget Plan year, and is maintained at $1.5 billion in 2007-08 and 2008-09.

Section IV: Modernizing Government Update
---------------------------------------------------------------------------------------------------------------------------------------

         Responsible management of the Province's finances also means that the government is focused on priorities and achieving results that matter most to people in a way that ensures Ontarians receive excellent value for their tax dollars.

         Consistent with that approach, the government is constantly looking for ways to modernize and improve programs and services.
         The more effective government is in how it delivers programs and services, the more resources government can devote to fund the services that matter to people.

         The government's modernization plan is designed to achieve three objectives:

•      make progress on program review savings targets-- achieving savings of $750 million in 2007-08 from more cost-effective programs;

•      create more efficient government-- providing higher-quality services that are delivered in an efficient and effective manner; and

•      control long-term costs-- meeting growing public demand for improved health care, education and other key services at an affordable cost that is fiscally sustainable in the long run.

MAKING PROGRESS ON PROGRAM REVIEW

         The 2004 and 2005 Budgets reported that the government was undertaking a comprehensive review to ensure that key programs and services were being delivered in the most cost-effective way possible and to secure their long-term viability.

         Improved cost-effectiveness is primarily materializing in administrative and back-office services such as business support services, accommodations and information technology.

         Since the 2005 Budget, the government has been working to ensure that the modernization initiatives already identified are moving forward in an efficient and timely fashion. Some examples include:

•      ministry accommodation costs are being reduced by better aligning real estate needs and retrofitting government buildings so they use less energy;

•      a more streamlined purchasing process, vendor rebates and new vendors of record are decreasing procurement costs;

•      changes in the application of information technology services and products are generating savings. In particular, initiatives are underway to consolidate desktop management and rationalize common services and applications across the
              Ontario Public Service;

•      lower general and automobile insurance rates are being negotiated for government vehicles, resulting in savings;

•      inbound toll-free and outbound long-distance telephone costs are being reduced; and

•      improving the collection of the government's accounts receivable and increasing the use of electronic funds transfers are generating savings and are resulting in more efficient management of government revenues.

         As program review is a key element of the government's fiscal plan, work will continue throughout 2006-07 to identify additional sources of cost-effectiveness.

DELIVERING EFFICIENT GOVERNMENT

         Better harmonization and coordination of government operations lead to more efficient delivery of key programs and services.
         A realigned ministry structure announced by the Premier on June 29, 2005 has served to eliminate inefficiencies, while allowing more specific focus to be given to key priority areas and the delivery of results:

•      a new Ministry of Government Services, which combines elements of the former Management Board Secretariat and the former
              Ministry of Consumer and Business Services, is responsible for modernizing front-line services through ServiceOntario, ensuring Ontarians can access business and consumer services through a single window. The government will introduce legislation to allow the Registrar of Vital Statistics to provide enhanced access to death-notice information while ensuring the protection of privacy;

•      in November 2005, the government announced its intention to introduce legislation that, if passed, would give Infrastructure
              Ontario responsibility for overseeing the Ontario Strategic Infrastructure Financing Authority (OSIFA), ensuring that the government's infrastructure financing activities take place in a coordinated and consistent manner; and

•      a central agency review has yielded results regarding the way Cabinet and the decision-making process is organized, including the creation of a new Treasury Board Office within the Ministry of Finance that will ensure better coordination in supporting sound and timely decision-making.

         Greater coordination and harmonization have also been encouraged through a number of important new federal-provincial partnerships. For example, in 2005, Ontario signed a new Tax Collection Agreement (TCA) with the federal government for the continued administration of Ontario personal income tax. This new TCA contains provisions for enhanced collaboration between the Auditors General of Ontario and Canada in reviewing personal income tax administration. The Ontario Government is working with other provinces to develop approaches to exercise the new provisions contained in the TCAs that allow provinces to review administration of provincial income tax by the Canada Revenue Agency.

         It is also expected that Ontario and the federal government will conclude a TCA on corporate income tax administration, thereby implementing a federally administered system for collecting Ontario's corporate income tax.

         Ongoing collaboration with the federal government is critical to ensuring that together the Province and the federal government can achieve results in improving services to Ontarians.

CONTROLLING LONG-TERM COSTS

         OntarioBuys is an excellent example of how the government is working with broader public-sector (BPS) partners to manage the rate of growth in spending, while also improving their respective service levels.

         OntarioBuys was created to facilitate and accelerate the implementation of integrated supply-chain leading practices by the
         BPS. During 2005-06, OntarioBuys funded 20 initiatives involving over 100 hospitals, schools, colleges, universities and social service agencies, which will reduce supply-chain costs, streamline back-office functions and improve front-line services. Once fully implemented, the resulting savings will be available for front-line services. For example, physicians will have better access to information about their surgical supplies, floor staff will be able to more easily reorder patient care supplies, and hospital managers will have more complete and timely information about operating cost trends relative to volume levels.

         In the education and postsecondary sectors, OntarioBuys is funding the development of the Ontario Education Cooperative
         Marketplace (OECM). Each year, Ontario's schools, colleges and universities spend over $2 billion on goods and services. A number of these institutions are now working to complete project planning and launch OECM so that Ontario's educational institutions can start seeing the benefits for the fall 2007 school term.

Section V: Ontario's Interim Fiscal Performance for 2005-06
---------------------------------------------------------------------------------------------------------------------------------------

         The government continues to make significant progress in eliminating the deficit-- cutting it by more than two-thirds from the $5.5 billion level inherited in 2003-04 to $1.6 billion in 2004-05. The 2005 Budget Plan projected a deficit of $2.8 billion for 2005-06.

         This Budget, while including strategic investments in infrastructure and other key priority areas, is projecting an interim deficit of $1,369 million for 2005-06, an in-year improvement of $1,427 million from the deficit projected in the 2005
         Budget.

-------------------------------------------------------------------------------------------------------------------------
2005-06 IN-YEAR FISCAL PERFORMANCE
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------- ------------------ ----------------- ------------------
                                                                             Budget           Interim            In-Year
                                                                               Plan                               Change
                                                                  ------------------ ----------------- ------------------
Revenue                                                                      81,687            83,939              2,252
Expense
    Programs                                                                 73,687            76,218              2,531
    Interest on Debt                                                          9,796             9,090              (706)
                                                                  ------------------ ----------------- ------------------
                                                                  ------------------ ----------------- ------------------
Total Expense                                                                83,483            85,308              1,825
                                                                  ------------------ ----------------- ------------------
                                                                  ------------------ ----------------- ------------------
Surplus/(Deficit) Before Reserve                                            (1,796)           (1,369)                427
Reserve                                                                       1,000                 -            (1,000)
                                                                  ------------------ ----------------- ------------------
                                                                  ------------------ ----------------- ------------------
Surplus/(Deficit)                                                           (2,796)           (1,369)              1,427
----------------------------------------------------------------- ------------------ ----------------- ------------------
-------------------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------------

         Total revenues in 2005-06 are projected to be $83,939 million, a 2.8 per cent improvement over the 2005 Budget projection.
         The economic outlook for 2005 was stronger than projected in the 2005 Budget, resulting in higher taxation revenue. In addition, since the 2005 Budget, new information from processing 2004 Personal Income Tax and Corporations Tax returns has increased associated 2004-05 revenues above the estimates in the 2005 Budget and 2004-05 Public Accounts. Higher revenues in
         2004-05 than estimated in the 2005 Budget increase the base upon which growth is applied in estimating revenues for 2005-06 and beyond. As well, under Public Sector Accounting Board (PSAB) rules, higher revenues in 2004-05 than estimated in the
         2004-05 Public Accounts are reflected as a one-time positive adjustment in 2005-06. Higher electricity sector-related revenues, primarily due to higher prices and stronger demand, also boosted revenues in 2005-06.

         Total expense is projected to increase to $85,308 million, up a net $1,825 million from the 2005 Budget Plan. Most of this increase in spending reflects a strategic choice to invest in public transit, roads and bridges, and innovation, to promote a new generation of economic growth, and to provide support for the agriculture and forestry sectors. It also reflects $706 million in interest on debt savings.

         Excluding major one-time investments of $2.1 billion announced in this Budget for transportation, research and innovation, and sector support as a result of better-than-expected revenues and lower interest on debt expense, the underlying growth in spending for 2005-06 is 4.8 per cent.

         The government is making these strategic investments while also improving upon the 2005-06 deficit target originally set out in the 2005 Budget.

         The $1.0 billion reserve, included in the 2005-06 Budget Plan to protect against unexpected and adverse changes in the economic and fiscal outlook, was not required.

         The 2005-06 interim results reported in this Budget are based on the best information available as of early March 2006.
         Given the preliminary nature of these estimates, these interim projections are subject to year-end closing procedures and audit, which will be reflected in the 2005-06 Public Accounts.

IN-YEAR REVENUE PERFORMANCE

         Total revenue in 2005-06 is currently projected to be $83,939 million, an increase of $2,252 million from the 2005-06 Budget
         Plan, primarily due to higher taxation revenues from 2004 tax return processing, stronger economic growth and higher revenues from the electricity sector.

         Roughly $1,100 million of the 2005-06 revenue increase above forecast does not carry forward into the forecast. This includes amounts related to the electricity sector and one-time positive adjustments in respect of past Public Accounts revenue underestimates described below.

SUMMARY OF IN-YEAR CHANGES TO REVENUE IN 2005-06
-------------------------------------------------------------------------------------------------------------------------

($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------- -------------- -------------
                                                                                                                 Interim
                                                                                                                 2005-06
                                                                                                            -------------
Taxation Revenue
    Personal Income Tax                                                                              1,002
    Corporations Tax                                                                                   481
    Employer Health Tax                                                                                172
    Land Transfer Tax                                                                                   85
    Electricity Payments-in-Lieu of Taxes                                                              284
    All Other Taxes Combined                                                                          (10)
                                                                                             --------------
                                                                                             --------------
                                                                                                                   2,014
Government of Canada                                                                                                  47

Income from Government Enterprises
    Ontario Power Generation Inc. and Hydro One Inc.                                                   203
    All Other Government Enterprises Combined                                                         (12)
                                                                                             --------------
                                                                                             --------------
                                                                                                                     191
Other Non-Tax Revenue                                                                                                  -
                                                                                                            -------------
                                                                                                            -------------
Total Revenue Changes                                                                                              2,252
-------------------------------------------------------------------------------------------- -------------- -------------
-------------------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------------

         Revenue Changes
•      Personal Income Tax revenues are estimated to be $1,002 million above the 2005 Budget forecast. Stronger-than-forecast 2005 wages and salaries growth contributed to higher Personal Income Tax revenues. Also, since the 2005 Budget, new information from processing 2004 Personal Income Tax returns increased 2004-05 revenues above the estimates in the
              2005 Budget and 2004-05 Public Accounts. Higher revenues in 2004-05 than estimated in the 2005 Budget increase the base upon which growth is applied in estimating Personal Income Tax revenues for 2005-06 and beyond. As well, higher revenues of $437 million than estimated in the 2004-05 Public Accounts are reflected as a one-time positive adjustment in
              2005-06.

•      Corporations Tax revenues are estimated to be $481 million above the 2005 Budget forecast, largely due to higher revenues from processing 2004-05 tax returns. Stronger 2005 corporate profit growth also contributed to higher Corporations Tax revenues.

•      Employer Health Tax revenues are estimated to be $172 million above the 2005 Budget forecast, primarily due to stronger 2005 wages and salaries growth and prudence included in the 2005 Budget forecast.

•      Land Transfer Tax revenues are estimated to be $85 million above the 2005 Budget forecast, mainly due to higher housing resale values in 2005.

•      Electricity Payments-in-Lieu of Taxes are estimated to be $284 million above the 2005 Budget forecast due to the combined improved financial performance of Ontario Power Generation Inc. (OPG), Hydro One Inc. (Hydro One) and municipal electric utilities.

•      The net change in all other taxation revenues combined is estimated at $10 million below the 2005 Budget forecast.

•      Government of Canada Transfers are $47 million above the 2005 Budget forecast. This is largely due to increased transfers in a few areas, including Canada Health and Social Transfers, Indian Welfare Services, and Social Housing.

•      Net income for Government Business Enterprises was $191 million above the 2005 Budget forecast, largely due to higher combined net incomes of Hydro One and OPG--primarily due to higher electricity prices, improved business performance and stronger demand.

•      Other Non-Tax Revenue is on track with the 2005 Budget forecast.

IN-YEAR EXPENSE PERFORMANCE

[Pie chart showing the composition of in-year program expense performance.]

         Total expense in 2005-06 is currently projected to be $85,308 million, an increase of $1,825 million from the 2005 Budget
         Plan, primarily due to one-time investments in the Province's economic infrastructure, including Move Ontario, partially offset by interest on debt savings of $706 million.

-----------------------------------------------------------------------------------------------------------------

SUMMARY OF IN-YEAR EXPENSE CHANGES IN 2005-06
($ MILLIONS)
-----------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------- ---------------- -------------
                                                                                                         Interim
                                                                                                         2005-06
                                                                                                    -------------
Program Expense Changes:
Transportation:
    Move Ontario-- priority transit projects in the Greater Toronto Area(1)                    832
    Move Ontario-- municipal roads and bridges                                                 400
    Municipal assistance to Toronto for subway operations                                      200
    Municipal support for new buses and bus refurbishments                                     114
                                                                                   ----------------
                                                                                   ----------------
                                                                                                           1,546
Sectoral Support:
    Grain, oilseed and horticulture producers, and livestock industry                          125
    Stelco assistance                                                                          114
    Forest firefighting                                                                         64
    Support for cultural agencies(2)                                                            37
    Forest sector strategy                                                                      28
    Community cultural projects                                                                 24
                                                                                   ----------------
                                                                                   ----------------
                                                                                                             392
Research and Innovation:
    Research and Innovation initiatives                                                        162
    Animal Health Laboratory at the Ontario Veterinary College in Guelph                        25
                                                                                   ----------------
                                                                                   ----------------
                                                                                                             187
Other Initiatives:
    Retirement benefits                                                                        222
    Strategic infrastructure investments                                                        60
    All other (net) program expense changes                                                    124
                                                                                   ----------------
                                                                                   ----------------
                                                                                                             406
                                                                                                    -------------
                                                                                                    -------------
Total Program Expense Changes                                                                              2,531
Interest on Debt Savings                                                                                   (706)
                                                                                                    -------------
                                                                                                    -------------
Total In-Year Expense Changes                                                                              1,825
---------------------------------------------------------------------------------- ---------------- -------------
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(1) Total priority transit projects in the Greater Toronto Area as part of Move Ontario are $838 million, of which $6 million is planned for in 2006-07.
(2) The gross expenditure is $49 million; however, $12 million of that will be amortized, resulting in a $37 million expense in 2005-06.
Sources: Ontario Ministry of Finance and Ontario Ministry of Infrastructure Renewal.
-----------------------------------------------------------------------------------------------------------------

         Expense Changes
         Total expense increased by $1,825 million in-year from the 2005 Budget forecast. This is due to an increase in program expense of $2,531 million, offset by $706 million in interest on debt savings.

         Highlights of key in-year transportation expense changes include:

•      funding priority transit projects in the Greater Toronto Area (GTA), with an in-year investment of $832 million in 2005-06 through the Ministry of Transportation;

•      an additional $400 million in one-time funding to the Ministry of Transportation to assist municipalities primarily outside the GTA with road and bridge construction and maintenance projects;

•      an additional $200 million in one-time funding to the Ministry of Transportation to assist the City of Toronto with subway operations; and

•      an additional $114 million was provided in-year to the Ministry of Transportation to assist municipalities that have placed orders for new buses and bus refurbishments pending the development of a new municipal bus replacement program.

         Highlights of key in-year sectoral support increases include:

•      support for Ontario's grain, oilseed and horticulture producers and the livestock industry through the Ministry of
              Agriculture, Food and Rural Affairs required an in-year investment of $125 million;

•      a $114 million increase in the Ministry of Finance to account for the forgivable portion of a $150 million loan provided to
              Stelco Inc. to assist with the company's restructuring plan;

•      an additional $64 million was provided to the Ministry of Natural Resources in-year for higher-than-anticipated forest firefighting costs last summer;

•      a $37 million net increase to support Ontario's major cultural agencies and attractions. The Art Gallery of Ontario,
              Canadian Opera Company, National Ballet School, Royal Conservatory of Music and Gardiner Museum of Ceramic Art will all receive funding to help them realize their full economic potential as premier tourist attractions. An additional $12 million in gross expenditure is being provided to the Royal Ontario Museum, but as it is part of the government's reporting entity, it will be depreciated with no fiscal impact in 2005-06;

•      an in-year increase of $28 million was provided to the Ministry of Natural Resources  for the maintenance of primary forest access roads, as part of the Province's Forest Sector Strategy; and

•      an in-year increase of $24 million to the Ministry of Culture was provided mainly to support various community cultural projects in the City of Ottawa and to help the Ontario Heritage Trust identify, preserve and protect Ontario's heritage.

         Highlights of key in-year research and innovation expense changes include:

•      increased in-year investments for various research and innovation initiatives, such as the Perimeter Institute for
              Theoretical Physics and the Institute for Quantum Computing, will total $162 million in 2005-06; and

•      an additional $25 million was provided in-year to the Ministry of Agriculture, Food and Rural Affairs for the Animal Health
              Laboratory at the Ontario Veterinary College in Guelph. This funding will provide the laboratory with increased capability to deal with diseases that threaten animal and human health, such as avian influenza.

         Highlights of other key expense changes include:

•      retirement benefits expense increased in-year by $222 million for benefits payable in future years, as a result of changes to various retiree supplemental health benefits;

•      strategic infrastructure investments by the Ministry of Agriculture, Food and Rural Affairs totalling $60 million to meet previous commitments, including $35 million for wastewater and other municipal projects in Hamilton, and $25 million for wastewater treatment upgrades in Kingston; and

•      net other in-year program expense changes amount to $124 million. This increase is mainly due to additional funding for
              First Nations and public libraries, and an additional provision for Land Ambulance support.

         In-year savings of $706 million in interest on debt costs were realized as a result of cost-effective debt management and lower-than-forecast long-term interest rates.

Conclusion
---------------------------------------------------------------------------------------------------------------------------------------

         This Budget confirms the government's investments in education, skills, health and infrastructure, and its commitment to responsible and prudent fiscal management. It also confirms that the government is on track to meet the deficit targets outlined in the 2005 Budget and to balance the budget no later than 2008-09.

         The government is on track to achieve its fiscal targets despite the fact that the projected growth for Ontario's economy in
         2006 is moderate, and risks from global economic changes pose a challenge over the medium term. The impact of slower economic growth on the Province's revenue means that the Province must continue to be prudent and disciplined in order to meet its medium-term fiscal targets.

         More details on Ontario's fiscal plan and outlook are provided in the Appendix, Details of Ontario's Finances.